Exhibit 4.36

ICICI Bank

CREDIT ARRANGEMENT LETTER ("CAL")

Date: March 5, 2024
Ref No : CAL148529417423

Yatra Online Limited("Borrower")
Gulf Adiba, 4th floor, Plot no. 272, Phase II
Udyog Vihar, Sector 20, Gurugram 122008

Kind Attention: Mr. Rohan Mittal

Dear Sir/s:

ICICI Bank Limited ("ICICI Bank") is, at your request, pleased to offer to you facilities ("Facilities"), not exceeding the aggregate amounts specified in the Annexure I hereto, subject to the terms and conditions set out in the Annexures hereto and in the documents to be executed in relation to the Facilities.

In case the aforesaid terms and conditions are acceptable to you and you wish to accept the same by way of wet signatures, we request you to return the duplicate copy of this CAL, duly signed in token of acceptance of the terms and conditions specified herein and also furnish to us the required agreements/documents, accompanied by the requisite authorizations.

In case you wish to convey your acceptance by way of electronic signature, we request you to return this CAL duly signed electronically, in token of acceptance of the terms and conditions specified herein and also furnish to us the required agreements/documents, accompanied by the requisite authorizations.

Unless ICICI Bank receives the duly accepted CAL by July 15,2024 and unless requisite documents in respect of the Facilities/security, as may be stipulated by ICICI Bank, are executed and provided in a form and manner acceptable to ICICI Bank, by July 15,2024 this CAL shall automatically lapse without any further communication from ICICI Bank, unless the validity of the offer is expressly extended / revived by ICICI Bank in writing.

Yours faithfully,
For ICICI Bank Limited

ICICI Bank Limited
ICICI Bank Towers
Bandra-Kurla Complex,
Mumbai- 400 051, India

Tel.: (91-22) 2653 1414
Fax: (91-22) 2653 1122
Website www.icicibank.com
CIN.: L65190GJ1994PLC021012

Regd. Office : ICICI Bank Tower,
Near Chakli Circle,
Old Padra Road,
Vadodara 390 007, India.

ICICI Bank

Authorized Signatory

I / We accept this Credit Arrangement Letter.

For Yatra Online Limited

Authorized Signatory (with stamp, if accepted by wet signatures)

Annexure I
Assistance details

(₹ in Million)

Facility	Amount proposed (₹ in Million)	Amount Existing (₹ in Million)	Security /Contractual Comforts	Facility Validity Date
Non Fund Based				
Bank Guarantee	150.0	-	Secured	January 11, 2025
Total	150.0	-		

ICICI Bank Limited
ICICI Bank Towers
Bandra-Kurla Complex,
Mumbai- 400 051, India

Tel.: (91-22) 2653 1414
Fax: (91-22) 2653 1122
Website www.icicibank.com
CIN.: L65190GJ1994PLC021012

Regd. Office : ICICI Bank Tower,
Near Chakli Circle,
Old Padra Road,
Vadodara 390 007, India.

ICICI Bank Limited
Times Tower, Gurugram

ICICI Bank

Annexure II
Terms and Conditions

Bank Guarantee

Facility	Bank Guarantee (BG)
Proposed Limit	₹ 150.0 million
Borrower/Company	Yatra Online Limited
Purpose	Only Financial BG's to be issued Financial guarantees to be issued to International Air Transport Association (IATA) as the company shall pay to them under IATA Billing and Settlement Plan reporting and remittance calendar. BG upto ₹ 20.0 million to be issued for hotel and packages business
Cash margin	Guarantees covering disputed liabilities – 100% Financial guarantees - 20.00% Performance guarantees – NA
BG Tenor	Maximum period of the BG to be upto 12 months validity and restricted to 18 months (including claim period, if any). All the BGs being renewed/ extended / issued shall have a minimum claim period of one year ICICI Bank shall block limits for the BG issued under the BG facility, for (i) a period of 1 (one) year from the date of expiry of such BG or (ii) the claim period specified in such BG, whichever is later. However, where the original BG or a valid discharge letter is received from the beneficiary, the blocked limits shall stand released.
Validity	January 11, 2025
Commission	0.85 % p.a. In case of foreign currency BG, the following charges will be additional: a. Correspondent bank charges, if any, shall be charged on actuals
Minimum commission	Rs. 500.0 per BG
Commission Collection frequency	Payable upfront for the entire tenor of the BG

ICICI Bank Limited
ICICI Bank Towers
Bandra-Kurla Complex,
Mumbai- 400 051, India

Tel.: (91-22) 2653 1414
Fax: (91-22) 2653 1122
Website www.icicibank.com
CIN.: L65190GJ1994PLC021012

Regd. Office : ICICI Bank Tower,
Near Chakli Circle,
Old Padra Road,
Vadodara 390 007, India.

ICICI Bank Limited Times Tower, Gurugram

ICICI Bank

Commission calculation method	No of days (tenor) X rate of commission / 365
General	1. The bank guarantees to be issued shall be as per the format acceptable to ICICI Bank. 2. Advance payment guarantee issued in line with RBI circular dated May 21, 2014 for long term export advances (as amended from time to time) shall strictly be in the nature of performance guarantee and shall not contain any clause which may in effect allow such performance guarantee to be utilized as a financial guarantee / standby letter of credit.
Covenants for Section 20 companies	1. Adequate and effective arrangements have been made to the satisfaction of the bank that the commitments would be met by the openers of L/Cs, or acceptors, or guarantors out of their own resources, (where applicable) 2. The bank will not be called upon to grant any loan or advance to meet the liability consequent upon the invocation of guarantee, and 3. No liability would devolve on the bank on account of L/Cs/ acceptances 4. The client availing facilities of Bills acceptance, Guarantee or L/C will be required to provide funds to the Bank for liquidating the facilities one day before due date/maturity date of such facilities vide the sanction terms/Credit Arrangement Letter/Facility document

Covenants

Routing	• Minimum Cash flow to be routed (directly through ICICI Bank on monthly basis) equivalent to 1x of the net sanctioned limits (net of lien marked cash margin) on a monthly basis (to be tested within 15 days of month end). • Minimum Cash flow to be routed (directly through ICICI Bank on monthly basis) equivalent to 2x of the net sanctioned limits (net of lien	The condition is to be monitored within 15 days from end of each month.

ICICI Bank Limited Times Tower, Gurugram

ICICI Bank

	marked cash margin) or on proportionate basis, whichever is higher, on a monthly basis from April 2024 onwards (to be tested within 15 days of month end) (internal monitoring)	
Information covenant	• Yatra India to provide brief financial performance including cash and equivalent (breakup of both encumbered and unencumbered), cash profits/losses (NCA) and details of outstanding loans (including non-fund based facilities), refund liabilities, debtors and creditors at both standalone and group level on a quarterly basis (within 45 days from the end of quarter, or at the time of any acquisitions done, whichever is earlier).	Quarterly, within 45 days from the end of quarter, or at the time of any acquisitions done
	• Borrower to provide segment-wise GMV and other operational details on a quarterly basis (within 45 days from the end of quarter).	Quarterly, within 45 days from the end of quarter
Financial covenant	• Borrower (Yatra India at both standalone and consolidated level) to maintain minimum unencumbered cash (net of long term debt, refund liabilities and funds earmarked for acquisition) equivalent to the annualized cash losses (sum of last 4 quarters' cash profits/losses or 4 times the last quarter cash losses, whichever is higher), to be tested on quarterly basis (within 45 days from the end of quarter).	Quarterly, within 45 days from the end of quarter
Other covenants	➢ Current Promoters to hold board position during the tenor of the limits. ➢ ICICI Bank reserves the right to review and cash collateralize the exposure in case of EOD. ➢ ICICI Bank security structure should not be inferior to any other lender.	

ICICI Bank Limited Times Tower, Gurugram

ICICI Bank

	➤ ICICI Bank reserves the right to call EOD in case of default in any exposure in group companies or default in the company's exposure with other lenders.	

Operational Terms:

Description	Particulars	Frequency
Insurance	Comprehensive insurance to cover all risks, for the value of the security for the Facilities. ICICI Bank's/ security trustee's/ lead bank's (in case they are acting for all other lenders) lien should be noted on the policies, as first loss payee or endorsee.	Till the Facilities are fully repaid, to the satisfaction of ICICI Bank
Unit/ Office visit	Unit Visit by ICICI Bank officials or ICICI Bank's concurrent auditors or statutory auditors or officials of RBI or any other re-financing agency or ICICI Bank's/RBI's authorized agency or any other third party authorized by ICICI Bank	Annually
Stock Audit	NA	Waived
Stock statement	NA	Waived
Book debts	The Borrower shall furnish, at the frequency and on or before the dates as specified herein, details of book debts in a format, satisfactory to ICICI Bank. The Borrower shall submit client wise outstanding for top 80% debtors, with ageing, in a format, satisfactory to ICICI Bank. along with the details of outstanding for the balance 20% debtors on a consolidated basis, at the frequency and on or before the dates as specified herein.	Quarterly, prior to 30th of next quarter
Audited/Unaudited financial statements	Certified by statutory auditor	Provisional: within three months from the close of the accounting year

ICICI Bank Limited Times Tower, Gurugram

ICICI Bank

	Provisional financials need to be certified by Statutory Auditors / Key Managerial Personnel/Authorised signatory	Audited: within six months from the close of the accounting year
Annexure I of the RBI Circular on 'Lending under Consortium Arrangement / Multiple Banking Arrangements'.	Duly certified by the Borrower, in a manner that is to the satisfaction of ICICI Bank.	Prior to disbursement
Annexure III of the RBI Circular on 'Lending under Consortium Arrangement / Multiple Banking Arrangements	a. For Multiple Banking/Consortium Cases wherein ICICI Bank is the largest lender/lead bank: Certificate prepared by the Bank empanelled CA/ CS/ICWA shall only be accepted b. For Multiple Banking Cases wherein ICICI Bank is not the largest lender: Certificate as accepted by the lender with the largest exposure will be acceptable c. Consortium Cases: Certificate as circulated by the lead bank of the consortium either through consortium minutes or otherwise accepted by the lead bank.	Half yearly, within 90 days from the end of half year
Director/Company Secretary Certificate in relation to unhedged foreign currency exposure	To be submitted in a format that is satisfactory to ICICI Bank.	Quarterly, within 30 days of each quarter
Statutory Auditor Certificate in relation to unhedged foreign currency exposure	To be submitted in a format that is satisfactory to ICICI Bank.	Yearly, within 6 month of end of financial year
DP allocation letter	To be provided by the Borrower	Due Date for the Stock statement + 7 days
Data required for renewal	To be provided by the Borrower	45 days before expiry of limits

ICICI Bank

Other Terms:

Margin for fund based limits	Inventory Stock: NA Book debt: NA
Processing Fees	Nil
Consortium/Multiple Banking Arrangements	a) The Borrower shall route its business including sales turnover, forex, and ancillary business, if any, through ICICI Bank at least in proportion to the limits sanctioned to the Borrower by ICICI Bank under consortium arrangements. The Borrower shall endeavor to treat ICICI Bank as its preferred banker. In pursuance thereof, the Borrower shall endeavor to facilitate the opening of savings / salary accounts of its promoters, their immediate families and its employees with ICICI Bank. b) The Borrower shall be given a period of 6 months from the date of limit setup to shift the proportionate collections routing from other lenders to ICICI Bank
Schedule of charges for Transaction Banking Services	Except as specifically provided in the CAL, all other applicable charges, as per 'Schedule of charges for Transaction Banking Services' as uploaded on https://www.icicibank.com/business-banking/service-charges.page, will be recovered for transaction banking services rendered by ICICI Bank. ICICI Bank reserves the right to modify such charges from time to time and update it on the aforesaid link and it shall be the obligation of the Borrower to check such revisions/modifications.
Special/Other Terms/ Conditions (If any)	Borrower agrees and undertakes the following: • Minimum Cash flow to be routed (directly through ICICI Bank on monthly basis) equivalent to 1x of the net sanctioned limits (net of lien marked cash margin) on a monthly basis (to be tested within 15 days of month end). • Minimum Cash flow to be routed (directly through ICICI Bank on monthly basis) equivalent to 2x of the net sanctioned limits (net of lien marked cash margin) or on proportionate basis, whichever is higher, on a monthly basis from April 2024 onwards (to be tested within 15 days of month end) (internal monitoring) • Yatra India to provide brief financial performance including cash and equivalent (breakup of both encumbered and unencumbered), cash profits/losses (NCA) and details of

ICICI Bank

	outstanding loans (including non-fund based facilities), refund liabilities, debtors and creditors at both standalone and group level on a quarterly basis (within 45 days from the end of quarter, or at the time of any acquisitions done, whichever is earlier). o Borrower to provide segment-wise GMV and other operational details on a quarterly basis (within 45 days from the end of quarter). • For the purpose of above clause, NCA shall be defined as PAT + Depreciation & Amortization - Dividend (incl. dividend tax) + non-operating or one-time expenses + ESOP expenses • Utilization of working capital limits will be within Assessed maximum permissible bank finance • Security cover not to fall below 1.25x during the tenor of the facilities. • Limits to be released to extent of Cash/FD margin placed under lien with ICICI Bank Facilities against FDs can be issued only against Callable FDs
Additional Interest Rates	As per 'Annexure III'
Additional Terms	A. The Facilities are repayable on demand. ICICI Bank, without assigning any reason, reserves the right to not disburse any Facility, partially or fully, and the Borrower / guarantors shall not have any claim against ICICI Bank for such non disbursement. B. In addition to any other terms, the disbursement of the Facilities is contingent upon (a) positive CIBIL report of the Borrower or any of its directors; (b) the Borrower or any of its directors not being declared as a wilful defaulter or non-cooperative borrower; (c) the Borrower's account not being classified and reported to RBI as Special Mention Account 1 or 2. C. The Borrower agrees that it shall open and operate the overdraft account/cash credit account/ current account/ collection account/ escrow account in line with the guidelines stipulated by RBI, vide the 'RBI Circular on Opening of Current Accounts by Banks - Need for Discipline', dated April 19, 2022, as amended from time to time and provide necessary details/information/authorisation as may be required by ICICI Bank

	to ensure regulatory compliance. The Borrower shall immediately inform ICICI Bank in writing in the event there is any change in its banking arrangement which may have bearing on the regulatory compliance.
Compliance with specific environmental & social management conditions	Borrower confirms that: (i) it is not involved and shall not be involved in any of the below mentioned activities till the Facilities are fully repaid, to the satisfaction of ICICI Bank, and/or (ii) the end-use of the Facilities is not and shall not be towards any of the below mentioned activities: a. Production or activities involving harmful or exploitative forms of forced labour/harmful child labour. b. Production or trade in weapons and munitions except for defence.* c. Gambling, casinos and equivalent enterprises.* d. New projects consuming/producing Ozone Depleting Substances e. Projects involving exposure to Radioactive materials except projects where the radioactive source is adequately shielded.* f. Production or trade in unbonded asbestos fibers (other than the purchase and use of bonded asbestos cement sheeting where the asbestos content is less than 20%) g. Commercial logging operations or the purchase of logging equipment for use in primary tropical moist forest (prohibited by the Forestry policy). h. Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements, including production or trade in pesticides/herbicides subject to international phase outs or bans. i. Drift net fishing in the marine environment using nets in excess of 2.5 km in length; and j. Production or trade of wildlife or products regulated under Convention on International Trade in Endangered Species (CITES) k. Dealing in narcotics. It is further clarified that the share of ancillary revenue for the purpose of implementation of Framework, is up to 25% of the company's standalone revenue.

ICICI Bank Limited Times Tower, Gurugram

ICICI Bank

Covenants for Section 20 companies	"For all non-fund based facilities, the Borrower hereby agrees and confirms that: (wherever applicable) 1. Adequate and effective arrangements have been made to the satisfaction of the Bank to ensure that the commitments would be met out of the Borrower's own resources; 2. The Bank will not be called upon to grant any loan or advance to meet the liability consequent upon invocation/devolvement of any instrument issued under such non-fund based facility; 3. No liability would devolve on the Bank; and 4. The Borrower shall make funds available to the Bank one day prior to the due date/maturity date of the instrument issued under such non-fund based facilities, for meeting its payment obligations."

Annexure III

Additional Interest Rates*

Sr. no	Nature of Default	Additional Interest Rate
1.	Delay in stock audit or delay in submission / non submission of Book Debt Statement and Stock Statement	Nil
2.	Irregular due to drawings beyond Drawing Power or the Facility Limit	2% p.a. over the Documented Rate, payable on excess drawings.
3.	Payment default	2% p.a. over the Documented Rate, payable on overdue amounts. The Borrower agrees that in the event payment default continues for more than 90 days, the additional interest rate shall increase to '6% over the Documented Rate' and such increased rate shall

Times Tower, Gurugram

ICICI Bank

		be applicable from the date of the payment default.
4.	Security not created and/or perfected within the stipulated timelines # # Notwithstanding the aforesaid or anything to the contrary contained in the CAL and/or Facility Agreement, it is hereby clarified that additional interest will not be levied on the Borrower on account of non-completion of CERSAI registration.	Delay beyond 15 days: 1% p.a. over the Documented Rate, payable on outstanding amounts.
5.	Breach of financial covenants	Breach continuing beyond 15 days: 1% p.a. over the Documented Rate, payable on outstanding amounts.
6.	Default pertaining to Bills/ Cheques purchased/ discounted and/ or Bank Guarantees	As stipulated in the Facility Agreement
7.	In case of breach of any other terms or conditions of the Facilities	2.00 % p.a over the Documented Rate, payable on outstanding amounts.

* For the purposes of the above table, 'Documented Rate' shall mean the applicable interest rate for the facility. For non-fund facilities, additional interest will be charged over and above the highest applicable interest rate among the fund based facilities. Where no fund based facility has been provided, the additional interest will be charged over and above the prevalent I-MCLR (6 months)+ 4% /US PRIME + 4%, as applicable.

ICICI Bank

<u>Security Template</u>

S. No	Facility	Security Details	Nature of Charge	Description / Property Address	Timeline for Security Creation*	Timeline for filing of Form CHG-I	Timeline for other Security Perfection requirements (which includes obtaining pari-passu letters)*
1.	Bank Guarantee	First Pari Passu Charge on all current assets and moveable fixed assets Exclusive charge on lien marked cash margin of 20% of the exposure	First Pari Pasu	-	Upfront	30 days from the date of security creation	Within 3 months of the date of limit set-up of the Facility.

ICICI Bank Limited
ICICI Bank Towers
Bandra-Kurla Complex,
Mumbai- 400 051, India

Tel.: (91-22) 2653 1414
Fax: (91-22) 2653 1122
Website www.icicibank.com
CIN.: L65190GJ1994PLC021012

Regd. Office : ICICI Bank Tower,
Near Chakli Circle,
Old Padra Road,
Vadodara 390 007, India

ICICI Bank Limited
Times Tower, Gurugram

/

ICICI Bank

AMENDATORY CREDIT ARRANGEMENT LETTER

Date: June 04, 2024
Ref. No.: CAL229082696044

Yatra Online Limited("Borrower")
Gulf Adiba, 4th floor, Plot no. 272, Phase II Udyog Vihar,
Sector 20, Gurugram 122008

Kind Attention: Mr. Rohan Mittal

Dear Sir:

We refer to the Credit Arrangement Letter No. CAL148529417423 dated March 5, 2024 (hereinafter referred to as the "CAL" which expression shall include all amendments and modifications thereto) in relation to the working capital facility/ies and or term loan facility/ies ("Facility/ies") granted to you by ICICI Bank Limited ("ICICI Bank"), details whereof are mentioned in the CAL and other facility documents, executed in connection with the Facility/ies ("Transaction Document").

Save for the aforementioned modifications, all other terms and conditions applicable to the Facility/ies, shall remain unchanged and shall apply *mutatis mutandis*. This Amendatory Credit Arrangement Letter ("Amendatory CAL") shall be read in conjunction with the CAL and other Transaction Documents and to the extent of any inconsistency between the CAL, Transaction Documents and this Amendatory CAL, the provisions of this Amendatory CAL shall prevail.

This Amendatory CAL is being sent to you in duplicate. We request you to return one copy of this Amendatory CAL, duly signed by you/your authorized person/s, the guarantor(s) and security provider(s) (if any), in token of acceptance of the terms specified herein, and execute such agreements and documents as may be required in relation to the Facility, in the form and manner acceptable to ICICI Bank, within July 15,2024, or such extended/revised period as ICICI Bank may grant in writing, failing which this offer will lapse automatically without any further communication.

The letter communicating acceptance of this amendment must be accompanied with a board resolution stating that the said letter is signed by a person so authorized.

ICICI Bank Limited Times Tower, Gurugram

ICICI Bank

Yours faithfully

For ICICI Bank Limited

(Authorised signatory)

Accepted by the Borrower: For [] (Borrower Name: [] Designation: [] Date:	Signature

The following terms and conditions of the Renewal CAL stands modified as follows:

Clause	Existing	Revised
Covenants for Section 20 Companies:	The client availing facilities of Bills acceptance, Guarantee or L/C will be required to provide funds to the Bank for liquidating the facilities one day before due date/ maturity date of such facilities vide the sanction terms/ Credit Arrangement Letter/ Facility Document	For Bank Guarantee, In case any BG issued by the Bank gets invoked, the client hereby undertakes to provide funds equivalent to the value of BG to the Bank for liquidating the facilities on the date of invocation.
Information covenant:	Yatra India to provide brief financial performance including cash and equivalent (breakup of both encumbered and unencumbered), cash profits/losses (NCA) and details of outstanding loans (including non-fund based facilities), refund liabilities, debtors and creditors at both standalone and group level on a quarterly basis (within 45 days from	Borrower to provide brief financial performance including cash and equivalent (breakup of both encumbered and unencumbered), cash profits/losses (NCA) and details of outstanding loans

ICICI Bank

	the end of quarter, or at the time of any acquisitions done whichever is earlier) Borrower to provide segment-wise GMV and other operational details on a quarterly basis (within 45 days from the end of quarter)	(including non-fund based facilities), debtors and creditors at both standalone and group level on a quarterly basis (within 45 days from the end of quarter In the event of any acquisition or any inorganic expansion, borrower needs to share cash position and consideration payable within 15 days of the date of consideration/ binding arrangement made for the acquisition, whichever is earlier.
Covenant: Routing	Minimum cash flow to be routed (directly through ICICI Bank on monthly basis) equivalent to 1x of the net sanctioned limits (net of lien marked cash margin) on a monthly basis (to be tested within 15 days of month end.) Minimum Cash flow to be routed (directly through ICICI Bank on monthly basis) equivalent to 2x of the net sanctioned limits (net of lien marked cash margin) or on proportionate basis, whichever is higher, on a monthly basis from April 2024 onwards (to be tested within 15 days of month end) (Internal Monitoring)	*Not Applicable*
Other Covenants:	• Current Promoters to hold board position during the tenor of the limits.	• In case, the CEO (As per RHP) ceases to be board member during the tenor of the limits, Bank

ICICI Bank Limited
Times Tower, Gurugram

		reserves the right to review the facilities.
	• ICICI Bank reserves the right to call EOD in case of default in any exposure in group companies or default in the company's exposure with other lenders	• ICICI Bank reserves the right to review and recall in case of default in any exposure in group companies or default in the company's exposure with other lenders.
Special /Other Terms / Conditions:	*Minimum cash flow to be routed (directly through ICICI Bank on monthly basis) equivalent to 1x of the net sanctioned limits (net of lien marked cash margin) on a monthly basis (to be tested within 15 days of month end.)* Minimum Cash flow to be routed (directly through ICICI Bank on monthly basis) equivalent to 2x of the net sanctioned limits (net of lien marked cash margin) or on proportionate basis, whichever is higher, on a monthly basis from April 2024 onwards (to be tested within 15 days of month end) (Internal Monitoring)	*Minimum cash flow to be routed (directly through ICICI Bank on monthly basis) equivalent to 1x of the net sanctioned limits (net of lien marked cash margin) on a monthly basis (to be tested within 15 days of month end.)* Minimum Cash flow to be routed (directly through ICICI Bank on monthly basis) equivalent to 2x of the net sanctioned limits (net of lien marked cash margin) or on proportionate basis, whichever is higher, on a monthly basis *after 3 months from limit setup* (to be tested within 15 days of month end) (Internal Monitoring) ICICI Bank will have the right to review the facility in case of non-compliance.
DP Allocation Letter:	*To be provided by the Borrower*	Not Applicable

ICICI Bank Limited, Times Tower, Gurugram

ICICI Bank

Special / Other Terms/ Conditions (if any	The Borrower agrees and undertakes the following: • For the purpose of above clause, NCA shall be defined as PAT + Depreciation & Amortization - Dividend (incl dividend tax) + non-operating or one-time expenses + ESOP Expenses	The Borrower agrees and undertakes the following: • For the purpose of above clause, NCA shall be defined as PAT + Depreciation & Amortization - Dividend (incl. dividend tax) + non-operating Non-Cash expenses or One Time Expenses (listing expenses) + ESOP Expenses

ICICI Bank Limited
Times Tower, Gurugram

Non Judicial

Indian-Non Judicial Stamp
Haryana Government

Date 10/07/2024

Certificate No. G0J2024G3926

GRN No. 118862947

Stamp Duty Paid ₹ 300

Penalty ₹ 0

(Rs. Zero Only)

Seller / First Party Detail

Name: Yatra online limited

H.No/Floor: 4th Sector/Ward: 20 LandMark: Gulf adiba

City/Village: Gurugram District: Gurugram State: Haryana

Phone: 79******08

Buyer / Second Party Detail

Name: Icici bank limited

H.No/Floor: Na Sector/Ward: Na LandMark: Na

City/Village: Na District: Na State: Na

Phone: 79******08

Purpose: Agreement DOH

The authenticity of this document can be verified by scanning this QrCode Through smart phone or on the website https://egrashry.nic.in

DEED OF HYPOTHECATION (WCF)

THIS DEED OF HYPOTHECATION (this "Deed", which expression shall include the Schedule(s) hereof and all amendments made from time to time) executed at the place and on the day, month and year set out in ***Schedule I hereof*** by the person(s) named in Schedule ***I hereof*** (the "Borrower")

in favour of

ICICI BANK LIMITED, a company incorporated under the Companies Act, 1956 and a banking company within the meaning of the Banking Regulation Act, 1949 and having its Registered Office at ICICI Bank Tower, Near Chakli Circle, Old Padra Road, Vadodara, Gujarat. Pin – 390 007 and corporate office at ICICI Bank Towers, Bandra-Kurla Complex, Bandra (East), Mumbai- 400 051, and among others, a branch / office at the place specified in ***Schedule I hereof*** (the "Bank", which expression shall, unless it be repugnant to the subject or context thereof, include its successors and assigns).

YATRA ONLINE LIMITED

WHEREAS:

(1) By a master facility agreement (the "Facility Agreement", which expression shall include all amendments made thereto from time to time) made on the day, month and year set out in *Schedule I* hereof between the Borrower and the Bank, the Bank has agreed to grant / extend to the Borrower and the Borrower has agreed to avail from the Bank, on the terms and conditions contained in the Facility Agreement, certain secured working capital facilities upto overall limits in the aggregate not exceeding amounts specified in ***Schedule I*** hereof (the "Secured Facilities", which expression shall, as the context may permit or require, mean any or each of such Secured Facilities).

(2) One of the conditions of the Facility Agreement is that the Secured Facilities together with all interest, commission, costs, charges, expenses and all other monies including any increase as a result of revaluation / devaluation / fluctuation or otherwise in the rates of exchange of foreign currencies, if any, involved, whatsoever stipulated in or payable by the Borrower under the Facility Agreement and/or the other Transaction Documents shall be secured, inter alia, by a charge on the Assets, with such ranking as is more particularly specified in *Schedule I* hereof.

(3) The Bank has called upon the Borrower to execute these presents which the Borrower has agreed to do in the manner hereinafter expressed.

NOW THEREFORE THESE PRESENTS WITNESSETH THAT:

1. In pursuance of the Facility Agreement and in consideration of the Bank having granted / extended and/or agreed to grant / extend the Secured Facilities to the Borrower on the terms and subject to the conditions set out in the Facility Agreement and in consideration of the premises, the Borrower hereby agrees, confirms and undertakes that the Borrower shall repay / pay the Secured Facilities, all interest, commission, charges, costs, expenses and all other monies including any increase as a result of revaluation / devaluation / fluctuation or otherwise in the rates of exchange of foreign currencies, if any, involved, as stipulated and in the manner set out in the Facility Agreement and/or the other Transaction Documents and shall duly observe and perform all the terms and conditions of the Facility Agreement and the other Transaction Documents.

2. In pursuance of the Facility Agreement and for the consideration aforesaid, the Assets are hereby hypothecated as and by way of charge, with such ranking as is more particularly specified in ***Schedule I*** hereof, as security for and be charged with the repayment / payment of the Secured Facilities, all interest, commission, costs, charges, expenses and all other monies including any increase as a result of revaluation / devaluation / fluctuation or otherwise in the rates of exchange of foreign currencies, if any, involved, whatsoever stipulated in or payable by the Borrower under the Facility Agreement, these presents and/or the other Transaction Documents.

3. In further pursuance of the Facility Agreement and for the consideration aforesaid, the Borrower hereby further agrees, confirms, declares and undertakes with the Bank as follows:

(i) The Borrower shall at its expenses keep the Assets in good and marketable condition and, if stipulated by the Bank under the Facility Agreement, insure such of the Assets which are of insurable nature, in the joint names of the Borrower and the Bank against any loss or damage by theft, fire, lightning, earthquake, explosion, riot, strike, civil commotion, storm, tempest, flood, erection risk, war risk and such other risks as may be determined by the Bank and including all marine, transit and other hazards incidental to the acquisition, transportation and delivery of the relevant Assets to the place of use or installation. The Borrower shall deliver to the Bank the relevant policies of insurance and maintain such insurance throughout the continuance of the security of these presents and deliver to the Bank the renewal receipts / endorsements / renewed policies therefor and till such insurance policies / renewal receipts / endorsements are delivered to the Bank, the same shall be held by the Borrower in trust for the Bank. The Borrower shall duly and punctually pay all premia and shall not do or suffer to be done or omit to do or be done any act which may invalidate or avoid such insurance. In default the Bank may (but shall not be bound to) keep in good condition and render marketable the relevant Assets and take out/renew such insurance. Any premium paid by the Bank and any costs, charges and expenses incurred by the Bank shall forthwith on receipt of a notice of demand from the Bank be reimbursed by the Borrower to the Bank together with interest thereon at the Maximum Lending Rate or the highest of the Applicable Rate under the Facility Agreement, whichever is higher, from the date of payment till reimbursement thereof and until such reimbursement by the Borrower, the same shall be a charge on the Assets. The Borrower further expressly agrees that the Bank shall be entitled, at its sole discretion, (i) to adjust, settle, compromise or refer to arbitration any dispute arising under or in connection with any insurance and such adjustment, settlement, compromise and any award made on such arbitration shall be valid and binding on the Borrower and (ii) to receive all monies payable under any such insurance or under any claim made thereunder and to give a valid receipt therefor, and that the amount so received shall be adjusted towards repayment / payment of amounts in respect of the Secured Facilities and the Borrower shall not raise any question that a larger sum might or ought to have been received or be entitled to dispute liability of the Borrower for the balance remaining due after such
adjustment;

(ii) Except in case of Event of Default, the Bank's authorized person(s) / nominee(s) shall be entitled, at all times with 1 day notice to the Borrower and at the risk and expense of the Borrower and, if so required, as attorney for and in the name of the Borrower, to enter any place where the Assets and/or all records and documents in relation thereto may be and inspect, value, insure, superintend disposal and/or take particulars of all or any part of the Assets and check any statements, accounts, reports, information, and for the purpose of such entry, do all acts, deed and things deemed necessary by

YATRA ONLINE LIMITED

the Bank including breaking open of any place where the Assets and/or the records and documents in relation thereto may be lying or stored or kept, the Borrower undertakes that unimpaired access to the aforesaid place is made available to the Bank and their respective agents and nominees at all times as may be required by the Bank

(iii) In the event of any breach or default by the Borrower in the performance of its obligations hereunder or any of the terms, covenants, obligations and conditions stipulated in the Facility Agreement and/or the other Transaction Documents or in the event of the charge on the Assets having become enforceable for any reason whatsoever, the Bank or their nominees or authorized persons shall, in case such breach or default is not remedied by the Borrower to the satisfaction of the Bank, without any notice and without assigning any reason and at the risk and expense of the Borrower and if necessary as attorney for and in the name of the Borrower, be entitled (without prejudice to any other rights and remedies) exercise such rights and remedies, including (but not limited to) : (i) to enter into and upon the premises of the Borrower and/or any other person who then has possession of the Assets, (ii) to seize, recover, collect, withdraw, receive the Assets and/or any income, profits and benefits thereof without interruption or hindrance by the Borrower and/or by any person(s), (iii) to remove, and/or sell by public auction or by private contract, despatch or consign for realisation or otherwise dispose of or deal with all or any part of the Assets and enforce, realise, settle, compromise and deal with any rights or claims relating thereto without being bound to exercise any of these powers or be liable for any losses in the exercise or non-exercise thereof, (iv) to be freed and discharged and well and sufficiently saved and kept harmless and indemnified of, from and against all former and other estates, titles, claims, demands, charges and encumbrances whatsoever, or to direct the Borrower and/or other concerned person to sell, assign or otherwise liquidate, any or all of the Assets, (v) to claim the proceeds of any such sale or liquidation, (vi) to retain all amounts and/or other proceeds received or receivable by the Bank in respect of the Assets and use them, in whole or part, towards repayment / payment of all amounts in respect of the Secured Facilities, (vii) to direct the Borrower and/or other concerned person in writing to deliver the Assets to the Bank on a date and time indicated by the Bank, in which event the Borrower shall, at its own expense :

(a) deliver / forthwith cause the same to be delivered to the Bank;

(b) provide / cause to be provided such guards and maintenance services as shall be necessary to protect the same.

Notwithstanding any pending suit or other proceeding, the Borrower undertakes to give immediate possession of the Assets and all records / documents in relation thereto to the nominees or authorized persons of the Bank, on demand, and to transfer and to deliver to the Bank all relative bills, contracts, securities and documents and the Borrower hereby agrees to accept the Bank's account of sales and realisations as sufficient proof of amounts realised and relative expenses and to pay on demand any shortfall thereby shown. Provided, however, that the Bank shall not in any way be liable or responsible for any loss, damage or depreciation that the relevant Assets may suffer or sustain on any account whatsoever whilst the same are in possession of the Bank or by reason of exercise or non-exercise of rights and remedies available to the Bank as aforesaid. (iv) The Bank, at any time after the security hereby created has become enforceable and whether or not the Bank shall then have entered into or taken possession of and in addition to the powers hereinbefore conferred upon the Bank after such entry into or taking possession of, may have a receiver or receivers (the "Receiver") appointed of the Assets or any part thereof The following provisions shall apply to such Receiver

(a) Unless otherwise directed by the Bank, such Receiver shall have and exercise all powers and authorities vested in the Bank,

(b) Such Receiver shall, in exercise of his powers, authorities and discretions, conform to the regulation and directions from time to time made and given by the Bank,

(c) The Bank, may from time to time, fix the remuneration of such Receiver and shall direct payment thereof out of the Assets, but the Borrower alone shall be liable for the payment of such remuneration;

(d) The Bank may, from time to time and at any time, require such Receiver to give security for the due performance of his duties as such Receiver and may fix the nature and amount of the security to be given to the Bank but the Bank shall not be bound to require such security in any case;

(e) The Bank may pay over to such Receiver any monies constituting part of the securities to the intent that the same may be applied for the purpose hereof by such Receiver and the Bank may, from time to time, determine what funds the Receiver shall be at liberty to keep in hand with a view to the performance of his duties as such Receiver;

(f) Every such Receiver shall be the agent of the Borrower for all purposes and the Borrower alone shall be responsible for his acts and defaults, loss or misconduct and liable on any contract or engagement made or entered into by him and for his remuneration and the Bank shall not incur any liability or responsibility therefor by reason of their making or consenting to his appointment as such Receiver.

(v) The security created hereunder shall continue to remain unaffected by reason of the relevant Account being brought to credit at any time or of its being drawn upon to the full extent and afterwards being brought to credit, and shall continue and remain in full force and effect till such time the Borrower repays / pays in full the Secured Facilities together with all interest, commission, costs, charges, expenses and all other monies including any increase as a result of revaluation / devaluation / fluctuation or otherwise in the rates of exchange of foreign currencies involved, whatsoever stipulated in or payable under the Facility Agreement and/or the other Transaction Documents and termination of the Facility Agreement and the Borrower's liability in respect of the Facilities shall not be

YATRA ONLINE LIMITED

affected, impaired or discharged by winding up / insolvency / death / dissolution / merger or amalgamation / reconstruction or otherwise of the Borrower or takeover of the management or nationalisation of the undertaking of the Borrower, as the case may be.

(vi) All the Assets and all sale realisations and insurance proceeds thereof and all documents / records under this security shall always be kept distinguishable and held for the benefit of the Bank and specifically appropriated to this security and be dealt with only under the directions of the Bank and the Borrower shall not create any charge, mortgage, lien or other encumbrance upon or over the same or any part thereof except in favour of the Bank nor suffer any such charge, mortgage, lien or other encumbrance or any attachment or distress to affect the same or any part thereof nor do or allow any thing that may prejudice this security and the Bank shall be at liberty to incur all costs and expenses as may be necessary to preserve this security and to maintain the same undiminished and claim reimbursement thereof PROVIDED that except to the extent specifically permitted by the Bank hereunder or otherwise in writing, the Borrower shall not sell or dispose of all or any of the Assets in any manner whatsoever and the Borrower shall on any and every such sale or disposal pay to the Bank, if so required by them, the net proceeds of the sale or disposal in satisfaction, so far as the same shall extend, of the monies, due and payable by the Borrower to the Bank.

(vii) The Borrower shall, whenever required by the Bank, give full particulars to the Bank of all the Assets and other assets of the Borrower and shall furnish and verify all statements, reports, returns, certificates and information from time to time and as required by the Bank and make, furnish and execute all necessary documents to give effect to this security.

(viii) The Borrower hereby declares that the Assets are and will at all times be the absolute property of the Borrower at the sole disposal of the Borrower and subject to the charges created and/or to be created with the specific permission of the Bank in writing, be free from any charge, trust, pledge, lien, claim or encumbrance and as to future goods / assets the same shall likewise be unencumbered, absolute and disposable property of the Borrower with full power of disposition over the same. The Borrower shall not compound or release any of the book debts nor do anything whereby the recovery of the same may be impeded, delayed or prevented without the approval of the Bank.

(ix) The Borrower hereby appoints the Bank as its agent or attorney and authorises the Bank to act for and in the name of the Borrower to demand, sue for, receive and recover and give effectual discharges for all or any of the Receivables hereby hypothecated and for that purpose to file suits, to declare plaints, make affidavits, to employ solicitors /advocates, to compromise and refer to arbitration and do such acts and things as could have been done by the Borrower in the matter of recovery of the Receivables and also do whatever the Borrower may be required to do under this Deed and generally to use the name of the Borrower in the exercise of all or any of the powers by this Deed conferred on the Bank, and the Borrower shall bear the expenses that may be incurred in this regard and shall also be liable entirely for all risks and consequences in connection with the aforesaid.

(x) The Borrower agrees and undertakes to execute such other deeds or documents as may be required by the Bank to further perfect, protect and/or enforce the security created hereunder.

(xi) Nothing herein shall prejudice the rights or remedies of the Bank in respect of any present or future security, guarantee obligation or decree for any indebtedness or liability of the Borrower to the Bank.

(xii) The Bank shall not be under any liability whatsoever towards the Borrower or any other person for any loss or damage to the Assets from or in whatever cause or manner arising whether such Assets shall be in the possession of the Bank or not at the time of such loss or damage or the happening of the cause thereof. The Borrower shall at all times indemnify and keep indemnified the Bank from and against all suits, proceedings, costs, charges, claims and demands whatsoever that may at any time arise or be brought or made by any person against the Bank in respect of any acts, matters and things lawfully done o caused to be done by the Bank in connection with the Assets o in pursuance of the rights and power of the Bank under thi Deed, the Facility Agreement and /or the other Transactio Documents.

(xiii) The provisions contained herein shall be read conjunction with the provisions of the Facility Agreement and the event of any inconsistency or repugnancy, the latter sh prevail to all intents and purposes. All Schedules hereof sh form an integral part of this Deed.

(xiv) Any provision of this Deed which is prohibited unenforceable in any jurisdiction shall, as to such jurisdiction ineffective to the extent of prohibition or unenforceability that shall not invalidate the remaining provisions of this Dee affect such provision in any other jurisdiction.

YATRA ONLINE LIMITED

SCHEDULE I ABOVE REFERRED TO

1.A DETAILS OF PLACE AND DATE OF EXECUTION OF THIS DEED

At Gurgoan in the State of Haryana
Date: The 12th day of September Two Thousand and Twenty Four

1B DATE OF THE FACILITY AGREEMENT

The 12th day of September Two Thousand and Twenty Four

1C AMOUNT OF THE SECURED FACILITIES

In the aggregate not exceeding Rs. 150.0 million

1D. THE BANK'S BRANCH / OFFICE ADDRESS

ICICI BANK, NBCC Place Bhism Pitamah Marg, Pragati vihar, New Delhi-110003

2. DETAILS OF THE BORROWER

Yatra Online Limited Gulf Adiba, 4th floor, Plot no-272, Phase II Udyog Vihar, Sector 20, Gurugram 122008

3.A DEFINITIONS AND CONSTRUCTION

In these presents, unless there is anything repugnant to the subject or context thereof, the expressions listed below shall have the following meanings, viz.:

"Assets" mean, as the context may permit or require, any or each of the Current Assets, the Moveable Properties, the Specific Assets and the Receivables.

"Account Assets" shall have the meaning ascribed to it in Schedule II hereof.

"Current Assets" shall have the meaning ascribed to it in Schedule II hereof.

"Moveable Properties" shall have the meaning ascribed to it in Schedule II hereof.

"Receivables" shall have the meaning ascribed to it in Schedule II hereof.

"Specific Assets" shall have the meaning ascribed to it in Schedule II hereof.

All capitalised terms used but not defined herein shall have the respective meanings ascribed to them under the Facility Agreement.

Clause 1.2 of the Facility Agreement shall apply mutatis mutandis to these presents as if expressly set out in full herein with each reference to the Facility Agreement being deemed to be a reference to this Deed.

3B RANKING OF CHARGES

(i) The Current Assets have been hereby hypothecated as and by way of first pari passu charge and shall rank:

pari passu with the charge created / to be created in favour of Bank ICICI bank, Axis Bank, Federal Bank, IDFC Bank

(ii) The Moveable Properties have been hereby hypothecated as and by way of first pari passu charge and shall rank:

pari passu with the charge created / to be created in favour of bank ICICI bank, Axis Bank, Federal Bank, IDFC Bank

(iii) The Receivables have been hereby hypothecated as and by way of first pari passu charge and shall rank:

pari passu with the charge created / to be created in favour of Bank ICICI bank, Axis Bank, Federal Bank, IDFC Bank

(iv) The Specific Assets have been hereby hypothecated as and by way of exclusive charge and shall rank:

3C. Notwithstanding anything contained in this Deed, the Borrower shall be entitled at all times to sell or dispose off the Current Assets in the ordinary course of business (subject to deposit of sale proceeds thereof in the Account) and avail further drawals from the Account for the purpose of acquiring further Current Assets, subject to the Borrower complying with the terms and conditions of the Facility Agreement.

3D. Each of the Borrower shall be jointly and severally liable to the Bank for performance of all obligations under this Deed.

YATRA ONLINE LIMITED

SCHEDULE II ABOVE REFERRED TO
(Description of the Assets)

(1) The whole of the Borrower's stocks of raw materials, goods-in-process, semi-finished and finished goods, consumable stores and spares and such other movables, including book debts, bills, whether documentary or clean, both present and future, whether in the possession or under the control of the Borrower or not, whether now lying loose or in cases or which are now lying or stored in or about or shall hereafter from time to time during the continuance of these presents be brought into or upon or be stored or be in or about all the Borrower's factories, premises and godowns wherever else the same may be or be held by any party to the order or disposition of the Borrower or in the course of transit or on high seas or on order or delivery (the "Current Assets", which expression shall, as the context may permit or require, mean any or each of such Current Assets).

(2) The whole of the Borrower's moveable properties (save and except current assets) including its movable plant and machinery, machinery spares, tools and accessories, non – trade receivables and other movables, both present and future, whether in the possession or under the control of the Borrower or not, whether installed or not and whether now lying loose or in cases or which are now lying or stored in or about or shall hereafter from time to time during the continuance of these presents be brought into or upon or be stored or be in or about all the Borrower's factories, premises and godowns wherever else the same may be or be held by any party to the order or disposition of the Borrower or in the course of transit or on high seas or on order or delivery (the "Moveable Properties", which expression shall, as the context may permit or require, mean any or each of such Moveable Properties).

(3) All amounts owing to, and received and/or receivable by, the Borrower and/or any person on its behalf, all book debts, all cash flows and receivables and proceeds arising from / in connection with Borrower business, and all rights, title, interest, benefits, claims and demands whatsoever of the Borrower in, to or in respect of all the aforesaid assets, including but not limited to the Borrower's cash-in-hand, both present and future (the "Receivables", which expression shall, as the context may permit or require, mean any or each of such Receivables).

The specific assets of the Borrower (the "Specific Assets") short particulars whereof are given below:

- Fixed deposit bearing no. 031413075844 for an amount of INR 30.0 million created with ICICI Bank and maturing on 16/09/2025 along with all the underlying amounts including the interest and such other amount accrued thereto and lien marked in favour of ICICI Bank

IN WITNESS WHEREOF the Borrower has caused these presents to be executed on the day, month and year hereinabove written in the manner hereinafter appearing.

SIGNED AND DELIVERED by Yatra Online LIMITED by the hand of Mr / Ms Rohan Mittal who has been authorized pursuant to the resolutions passed by the Board of Directors, at its meeting held on the 12th day of August 2024

YATRA ONLINE LIMITED

YATRA ONLINE LIMITED

Non Judicial

Indian-Non Judicial Stamp
Haryana Government

Date : 10/07/2024

Certificate No. G0J2024G3956

GRN No. 118863264

Stamp Duty Paid : ₹ 300 (Rs. Only)

Penalty : ₹ 0 (Rs. Zero Only)

Seller / First Party Detail

Name:	Yatra online limited				
H.No/Floor :	4th	Sector/Ward :	20	LandMark :	Gulf adiba
City/Village :	Gurugram	District :	Gurugram	State :	Haryana
Phone:	79******08				

Buyer / Second Party Detail

Name:	Icici bank limited				
H.No/Floor :	Na	Sector/Ward :	Na	LandMark :	Na
City/Village:	Na	District :	Na	State :	Na
Phone :	79******08				

Purpose : Facility agreement

The authenticity of this document can be verified by scanning this QrCode Through smart phone or on the website https://egrashry.nic.in

WORKING CAPITAL FACILITY AGREEMENT

This Working Capital Facility Agreement made on the day, month and year and at the place set out in Schedule I between the Borrower named in Schedule I, which expression shall, unless it be repugnant to the subject or context, include its successors and permitted assigns of the ONE PART

AND

ICICI BANK LIMITED, a company within the meaning of the Companies Act, 2013 and a banking company within the meaning of Section 5(c) of the Banking Regulation Act, 1949 and having its registered office at ICICI Bank Tower, Near Chakli Circle, Old Padra Road, Vadodara 390 007, Gujarat and corporate office at ICICI Bank Towers, Bandra Kurla Complex, Mumbai 400 051, Maharashtra and amongst others, a branch / office at the place specified in Schedule I (the "Bank", which expression shall, unless it be repugnant to the subject or context, include its successors and assigns) of the OTHER PART.

YATRA ONLINE LIMITED

Borrower	Bank

ICICI Bank Limited, Times Tower, Gurugram

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS

In this Facility Agreement (*as defined hereinafter*), unless there is anything repugnant to the subject or context thereof, the expressions listed below shall have the following meanings:

"Business Day" means a day on which the relevant office of the Bank specified in Schedule I, or such other office as may be notified by the Bank to the Borrower, is open for normal business transactions.

"Credit Arrangement Letter" or "CAL" means a letter as of the date specified in Schedule I issued by the Bank to the Borrower granting/extending the Facilities to the Borrower. The expression "CAL" shall include all amendments to the CAL and renewal CALs.

"Credit Rating Agency" shall mean and refer to the domestic credit rating agencies such as CRISIL Limited, FITCH India and ICRA Limited and international credit rating agencies such as Fitch, Moodys and Standard & Poor's and such other credit rating agencies identified and/or recognized by RBI from time to time.

"Drawing Power" in connection with the relevant Facilities, means the extent to which the Borrower may make drawals from time to time under each of such Facilities upto the amount of the respective Limits but not exceeding the value of the current assets, if any, provided as security to the Bank for such of the Facilities as drawn by the Borrower less the corresponding Margin.

"Due Date(s)" means the date(s) on which any amounts in respect of the Facilities including principal, interest or other monies, fall due in terms of the Transaction Documents

"Facility Agreement" means this Working Capital Facility Agreement together with all its schedules, annexures and CAL and shall include any amendments thereto.

"Financial Creditor" shall have the meaning assigned to it under IBC.

"Financial Information" shall have the meaning assigned to it under IBC.

"FEDAI" means Foreign Exchange Dealers Association of India.

"Goods" means the goods described in the relevant Transaction Documents.

"Increased Costs" means:

(i) a reduction in the rate of return from the Facilities or on the Bank's overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Bank);
(ii) any additional or increased cost including provisioning as may be required under or as may be set out in RBI regulations or any other such regulations from time to time; or
(iii) a reduction of any amount due and payable under the Transaction Documents;

which is suffered by the Bank to the extent that it is attributable to the undertaking, funding or performance by the Borrower of any of its obligations under the Transaction Documents.

"Indebtedness" means any indebtedness (whether actual or contingent) of the Borrower at any time for or in respect of monies borrowed, contracted or raised (whether or not for cash consideration) or liabilities (whether actual or contingent) contracted by whatever means (including under guarantees, assumption of financial obligations, indemnities, derivative transactions, acceptances, credits, deposits, debentures, hire-purchase and leasing).

Borrower	Bank

"IBC" means the Insolvency and Bankruptcy Code, 2016, including all amendments and replacements made thereto and all rules and regulations framed thereunder.

"Key Managerial Personnel" shall have the meaning assigned to it under the Companies Act, 2013.

"Material Adverse Effect" means the effect or consequence of any event or circumstance which is or is likely to be:

(i) adverse to the ability of the Borrower or any person to perform or comply with any of their respective obligations under the Transaction Documents in accordance with their respective terms; or

(ii) prejudicial to any of the businesses, operations or financial condition of the Borrower or its project(s) or of any person who is party to any of the Transaction Documents.

"Material Terms" with respect to the Facilities, means the provisions relating to:-(i) the payment/repayment obligation (including principal, interest, fees, charges) of the Borrower under the Facility; (ii) creation/perfection/furnishing of securities in terms of Transaction Documents; (iii) any credit support (including, without limitation, any guarantee or indemnity) provided / agreed to be provided in relation to the Facility; and (iv) compliance with financial covenants, security related covenants and information covenants.

"Obligor" means any or each of the Borrower, and any other person providing Security, guarantee or any contractual comfort in respect of the Facility.

"Penal Charges" means an additional charge payable by the Borrower(s) to the Bank in case of breach of any Material Terms.

"Purpose" means the purpose(s) for which the Facilities have been availed of by the Borrower from the Bank and as more particularly specified in the CAL.

"RBI" means the Reserve Bank of India.

"SWIFT" means Society for World Wide International Financial Telecommunications, which expression shall include its successors and assigns.

"Transaction Documents" include this Facility Agreement, the CAL, all other agreements, instruments, undertakings, indentures, deeds, writings and other documents whether financing, security, in the course of trade or otherwise executed or entered into, or to be executed or entered into, by the Borrower or as the case may be, any other person, in relation, or pertaining, to the transactions contemplated by, or under the Facility Agreement or Transaction Documents, and each such Transaction Documents as amended from time to time.

1.2 INTERPRETATION

(i) In the Facility Agreement, unless the contrary intention appears:

(a) a reference to:

an agreement / document / undertaking / deed / instrument / indenture / writing includes all amendments made thereto from time to time as also all schedules, annexures and appendices thereto;

Borrower	Bank

"amendment" includes a supplement, modification, novation, replacement or re-enactment and "amended" is to be construed accordingly;

"assets" include all properties whatsoever, both present and future, (whether tangible, intangible or otherwise), including but not limited to, Intellectual Property Rights, investments (held directly or indirectly), cash-flows, revenues, receivables rights, benefits, interests and title of every description;

"authorisation" includes an authorisation, consent, clearance, approval, permission, resolution, license, exemption, filing and registration;

"borrower" includes, as the context may permit or require, in the case of more than one borrower, each of the borrowers;

"control" shall have the meaning assigned to it in the Companies Act, 2013, unless otherwise specifically provided;

"encumbrance" includes a mortgage, charge, lien, pledge, hypothecation, security interest or any right of any description whatsoever;

"law" shall mean, applicable, constitution, statute, law, rule, regulation, ordinance, judgment, order, decree, authorisation, or any published directive, guideline, notice, requirement or governmental restriction, having the force of law in any jurisdiction; and

"person" includes an individual, corporation, partnership, joint venture, association of persons, trust, unincorporated organisation, government (central, state or otherwise), sovereign state or any agency, department, authority or political subdivision thereof, international organisation, agency or authority (in each case, whether or not having separate legal personality) and shall include their respective successors and assigns and in case of an individual shall include his legal representatives, administrators, executors and heirs and in case of a trust shall include the trustee or the trustees for the time being.

(b) the singular includes the plural (and vice versa);

(c) the headings in the Facility Agreement are inserted for convenience of reference only and are to be ignored in construing and interpreting the Facility Agreement;

(d) reference to a gender shall include references to the female, male and neuter genders;

(e) reference to a law or a provision of law is a reference to that law or that provision of law as amended or re-enacted from time to time;

(f) all approvals, permissions, consents or acceptance required from the Bank for any matter shall require the 'prior', 'written' approval, permission, consent or acceptance of the Bank;

(g) reference to the words 'include' or 'including' shall be construed without limitation;

(h) words and abbreviations which have well known technical, trade or commercial meaning, are used in this Facility Agreement in accordance with such meaning;

(i) in the event of any disagreement or dispute between the Bank and the Borrower regarding the materiality, likelihood, or reasonableness of any matter arising out of the Transaction

Borrower	Bank

Documents, the opinion of the Bank shall be final and binding;

(ii) To the extent of any inconsistency or repugnancy between the terms of the CAL and the Facility Agreement, the terms of the CAL shall prevail for all intents and purposes. For avoidance of doubt, if a wider language is used in the Facility Agreement, in respect to a stipulation which is also reflected in the CAL, a harmonious interpretation shall be adopted so that the Bank derives the benefit of the language used in the Facility Agreement.

ARTICLE II
TERMS OF THE FACILITIES

2.1 The Borrower agrees to avail from the Bank and the Bank, at the request of the Borrower, agrees to grant / extend to the Borrower various working capital facilities upto overall limits (the "Overall Limits") in the aggregate not exceeding amounts specified in the CAL hereof, subject to the terms and conditions contained in the Transaction Documents. The aforesaid working capital facilities upto the amounts specified in the CAL are hereinafter referred to as the "Facility" or "Facilities", which expression shall, as the context may permit or require, mean any or each of such Facilities, or so much thereof as may be outstanding from time to time. The Bank shall have the right to review the Facilities at periodical intervals whereupon the Facilities may be continued/cancelled/ reduced based on conduct and utilization.

2.2 The amounts upto which the Borrower can draw under each of such Facilities shall not, at any one time, exceed sums / limits (the "Limits") specified against each of such respective Facilities in the CAL. Provided, however, the aggregate amounts of all the Limits shall not at any point of time exceed the amount of the Overall Limits, utilization of which shall be within the maximum permissible bank finance limits as stipulated by the Bank from time to time. All outstanding amounts of interest, commission, discount, charges and other monies in respect of the respective Facilities, whether debited to the Account or not, shall also be included in determining the availability of the Overall Limits / respective Limits.

2.3 The Borrower agrees to comply with the terms set out in this Facility Agreement, the CAL, the schedules and annexures hereof, and other Transaction Documents. This Facility Agreement shall become binding on the Borrower and the Bank on and from the date mentioned in the Schedule I. It shall be in force till all the monies due and payable under the Transaction Documents are fully paid off by the Borrower to the Bank. Unless otherwise specified in the CAL, the Borrower shall repay the Facilities on demand to the Bank. In the event, there are more than one Borrower, each of the Borrowers shall be jointly and severally liable to the Bank for performance of all its obligations under this Facility Agreement and the Transaction Documents (including repayment of the Facility and interest thereon).

2.4 The Borrower shall, as required, by the Bank open cash credit account(s) or other account(s) (the "Account", which expression shall mean any or each of such account(s), as the context may permit or require) at the branch(es) of the Bank as is specified in the CAL or the Facility Agreement or such other branch as may be intimated to the Borrower by the Bank from time to time, for availing the Facilities upto the respective Limits. The Borrower shall, as required by the Bank, maintain such margin(s) (the "Margin") in respect of the Facilities as are specified in the CAL, during the subsistence of the Facilities. The Bank shall be entitled to vary the Margin and the Borrower shall thereafter be bound to maintain such revised Margin notwithstanding any Margin earlier agreed.

2.5 The Facility Agreement shall be operative for the balance due by the Borrower, from time to time, to the Bank in the Account relating to the relevant Facilities and such Account shall not be considered as closed by reason of such Account being brought to credit at any time or from time to time or of its being drawn upon to the full extent and afterwards brought to credit and the Facility Agreement will continue to be operative and unaffected until such relevant Facilities are terminated and all monies in respect thereof are repaid in full to the satisfaction of the Bank.

2.6 Unless otherwise provided in the CAL, the Borrower shall not, without the approval of the Bank (which

Borrower	Bank

approval may be given subject to terms and conditions stipulated by the Bank, including payment of prepayment premium), prepay the outstanding principal amounts of the Facilities which are in the nature of loans, in full or in part, before the Due Dates.

ARTICLE III

TERMS OF DISBURSEMENT / DRAWAL

3.1 Subject to the compliance of the terms and conditions of the Transaction Documents, the Facilities may be drawn down by the Borrower, out of the Account, from time to time or disbursed in installments. The Bank may, at the request of the Borrower, make disbursements or allow drawals under the Facilities by cheques / pay orders / electronic modes / authorisations and / or by issuance of BGs and / or LCs and / or co-acceptance / acceptance of Bills by the Bank.

3.2 The Borrower shall at all times confine the drawals out of the relevant Facilities within the respective Drawing Power unless specifically permitted by the Bank at its sole discretion. In the event of any excess drawings, all the terms and conditions of the Transaction Documents, including the benefit of the securities created shall stand extended to cover such excess drawings. The Borrower agrees that grant of such excess drawings to the Borrower shall be liable to be suspended / discontinued / revoked by the Bank without any notice to the Borrower. The Borrower shall repay all such excess drawings on demand unless otherwise specified by the Bank.

3.3 In the event any monies are remaining due and payable by the Borrower to the Bank, under the Transaction Documents, the Bank shall be entitled to reduce the availability of the amounts of the Overall Limits and / or adjust such monies against the respective available Limits and all such adjustments shall be treated as drawals by the Borrower.

ARTICLE IV

INTEREST, COMMISSION, CHARGES AND PAYMENTS

4.1 The Borrower shall pay to the Bank interest, commission, discount, fees and all other charges on the amounts outstanding from time to time under the Facilities, at the rate(s), on the date(s) and in the manner specified in the CAL or as modified by the Bank from time to time. The Borrower shall reimburse all sums paid and / or expenses (including that for preservation, protection or enforcement of the Borrower's assets) incurred by or on behalf of the Bank with interest at the rate applicable to the Facilities from the date of payment by the Bank till such reimbursement, within 15 (fifteen) days from the date of demand, and the Bank shall be entitled to debit the same to the relevant Account of the Borrower. The interest payable by the Borrower shall be subject to the changes based on guidelines / directive issued by RBI to banks from time to time and the consequent changes made by the Bank.

All interest due and remaining unpaid on the Due Date shall be capitalised and added to the unpaid interest on the Due Date and shall thenceforth carry interest on a compounding basis payable on the aggregate amounts then due till the amount is paid/repaid.

4.2 Without prejudice to any of the rights and remedies of ICICI Bank:

(a) In the event any amounts due under the Facilities remain unpaid on the Due Date(s), the Bank shall have the right to levy and recover Penal Charges, at its sole discretion, at the Penal Charges Rate as specified in CAL and the Borrower shall pay, in addition to the interest, such Penal Charges on the overdue amount, from the Due Date upto the date of actual payment.

Borrower	Bank

(b) In the event of breach of any of the Material Term(s), the Bank shall have the right to levy and recover Penal Charges, at its sole discretion, at the rate specified in Schedule II / or the CAL and the Borrower shall pay, in addition to the interest, such Penal Charges, till such time that the breach is cured.

(c) The Borrower shall pay the said Penal Charges along with applicable Goods and Service Tax (GST), other taxes (of any description whatsoever), charges and penalties which may be payable pursuant to applicable laws, from time to time, in relation to the Facilities.

(d) The Borrower agrees, that for Facilities availed in foreign currencies, amount will be converted to Indian Rupees before levying Penal Charges.

(e) The Borrower acknowledges and agrees that the Penal Charges are reasonable and commensurate to the non-compliance of the Material Term(s).

4.3 The Borrower agrees, declares and confirms that where interest is charged by the Bank at a concessional rate(s) on any of the Facilities granted by the Bank to the Borrower under any 'interest subsidy scheme' or any other similar scheme(s) formulated by the government and / or RBI and /or any other authority from time to time and in the event of the withdrawal, modification and /or variation of such scheme(s), the concessional rate(s) of interest shall stand withdrawn and the rate(s) of interest of the Bank applicable at such point of time to such Facilities shall become effective from the date (hereinafter referred to as the "Said Date") of such withdrawal, modification and / or variation of such scheme(s) and the Bank shall become entitled to charge and the Borrower shall be liable to pay interest at such usual rate(s) from the Said Date. In case the relevant Facilities are eligible for cover under any 'guarantee scheme', the Borrower shall bear the guarantee fee paid / to be paid in connection with such Facilities; such guarantee fee may be debited to the relevant Account and shall be treated as part of the Facilities and shall carry interest at the rate specified in the CAL.

4.4 Interest on the outstanding amounts under the Facilities / discount or other charges shall be calculated on the daily debit balance of such Account and interest shall be charged on monthly rest or as notified by RBI from time to time or decided by the Bank from time to time in line with extant RBI guidelines as may be specified in the CAL. The interest shall be computed on the basis of 365 (three hundred and sixty five) days a year for Facilities denominated in Indian Rupee and 360 (three hundred and sixty) days a year for Facilities denominated in currencies other than Indian Rupee, and the actual number of days elapsed. Such interest shall be paid by the Borrower when debited to the Account. If the Due Date in respect of any amount payable under the Facilities falls on a day which is not a Business Day, the immediately preceding Business Day shall be the Due Date for such payment.

4.5 The Borrower shall bear all taxes, other imposts, costs, charges (including legal fees, cost of investigation of title to the Borrower's/security provider's assets and protection of the Bank's interest), fees, levies and duties including stamp duty and relevant registration and filing charges in connection with the Transaction Documents (including any differential or additional duties and taxes which may be required pursuant to the provisions of the applicable laws from time to time), as may be levied from time to time by the government or other authority including those incurred by the Bank in connection with the Facilities. In the event of the Borrower failing to pay the monies referred to above, the Bank shall be at liberty, but shall not be obliged to pay the same. The Borrower shall reimburse promptly and without any demur all sums paid by the Bank in accordance with the provisions contained herein.

4.6 All payments by the Borrower under the Facility Agreement shall be made free and clear of and without any deduction / withholding, except to the extent that the Borrower is required by law to make payment subject to any deduction / withholding of taxes. Provided that, all taxes required by law to be deducted / withheld by the Borrower from any amounts paid or payable including but not limited to interest, commission, fees, discount, service and other charges under the Facility Agreement, shall be paid by the Borrower when due and the Borrower shall, within the statutory time frame prescribed under the law or 30 (thirty) days of the payment being made, whichever is earlier, deliver to the Bank satisfactory evidence

Borrower	Bank

that the tax has been duly remitted to the appropriate authority and tax deduction certificates delivered to the Bank.

4.7 The Borrower shall, within 3 (three) Business Days of a demand by the Bank (in a form and manner as it may deem fit), pay the amount of any Increased Costs incurred by the Bank as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; (ii) compliance with any law or regulation made before or after the date of the Facility Agreement (including any law or regulation concerning capital adequacy, prudential norms, liquidity, reserve assets or tax) or (iii) in the event of the Bank being called upon to pay any additional amount by a foreign lending agency in terms of their respective financing agreements or on account of factors beyond the control of the Bank.

4.8 The Borrower agrees, declares and confirms that, notwithstanding any terms and conditions to the contrary contained in the Transaction Documents, the Bank may, at its absolute discretion, appropriate any payments made by the Borrower under the Transaction Documents/ any amount realised by the Bank by enforcement of security or otherwise, towards the dues payable by the Borrower to the Bank under the Transaction Documents and / or other agreements entered into between the Borrower and the Bank and in any manner whatsoever.

ARTICLE V
SECURITY

5.1 SECURITY

The Facility together with all interest, Penal Charges, fees, premia on prepayment, costs, charges, expenses and other monies whatsoever stipulated in or payable under the Transaction Documents shall be secured by such security, if any, as stipulated in the CAL ("Security"), which shall be created and perfected in a form and manner satisfactory to the Bank, within the timeline as stipulated in the CAL.

5.2 CREATION OF SECURITY

(i) The Borrower agrees and undertakes that the Borrower and / or any other person (collectively referred to as the "Security Provider") providing Security:
   (a) shall make out a good and marketable title to its/their properties, present and future, to the satisfaction of the Bank and comply with all such formalities as may be necessary or required for the said purpose;
   (b) shall notify the Bank in writing of all its acquisitions of immoveable properties and secure the same in favour of the Bank, in such form and manner as may be decided by the Bank;
   (c) shall, upon request of the Bank, provide such additional security and/or Margin including cash margin to the satisfaction of the Bank, if, at any time during the subsistence of the Facility Agreement, the Bank is of the opinion that the Security provided, or the relevant Margin is or will become inadequate.

(ii) The Bank shall have the sole discretion to decide whether or not to accept any particular asset as security for the Facility. The Bank shall be entitled to have all the assets offered as security for the Facility, valued by an appraiser appointed by the Bank in accordance with the prevalent market practice, at the cost of the Borrower and the Security Provider agrees and confirms to give all the required assistance / co-operation to such appraiser for such valuation and the said valuation shall be binding on the Security Provider. The Borrower agrees and confirms that (if applicable as per

Borrower	Bank

sanctioned terms under CAL):

(a) the indigenous raw materials, consumable stores and spares shall be valued at cost, current market rates, government controlled rates or invoice rates, whichever is the lowest;
(b) imported raw materials may be valued at landed cost (including invoice value plus customs duty and other applicable duties) but excluding sales-tax and demurrage) or market price whichever is lower;
(c) work in progress shall be valued at raw materials at cost plus factory overheads;
(d) finished goods shall be valued at cost, current market rates, government controlled rates or Borrower's/Security Provider's selling price, whichever is the lowest.

(iii) The Borrower declares and assures the Bank that the Security Provider shall maintain regular turnover in the current assets and moveable fixed assets hypothecated and / or pledged to the Bank.

(iv) All Security, other than those in respect of which the Bank has provided a timeline for creation and/or perfection, shall be created and perfected and all formalities thereof completed in a form and manner satisfactory to the Bank as a condition precedent to any disbursement/drawal under the Facilities.

(v) The Bank may at its sole discretion make disbursements out of the Facilities pending creation and/or perfection of full and final Security. In such event, the disbursements made by the Bank pending creation and/ or perfection of such Security shall carry Penal Charges as indicated in the CAL calculated from the date of disbursement of the Facilities or expiry of the timeline, if any, for creation and/ or perfection of such security specified in the CAL, till creation and/ or perfection of such security to the satisfaction of the Bank.

(vi) Security, if any, created in terms of the Facility Agreement shall continue to secure the Facilities until such Security is specifically released by the Bank.

5.3 INSURANCE

(i) The Borrower shall ensure that the Security Provider shall, at all times, keep insured upto the reinstatement value thereof, as approved by the Bank (including surveyor's and architect's fees), the assets charged / to be charged to the Bank and such of its other assets as are of an insurable nature against all risks including under Public Liability Insurance Act 1991, if applicable.

(ii) The Borrower shall ensure that the Security Provider shall duly pay all premia and other sums payable for the aforesaid purpose. The insurance in respect of the assets charged/to be charged shall be taken in the joint names of the Security Provider and the Bank or the Bank's name should be noted as first loss payee on such insurance policies. The Borrower shall deliver to the Bank originals of all policies of insurance and renewals thereof and endorsements thereto within 10 (ten) days from the date of issuance.

(iii) The Borrower agrees that, in the event of failure on the part of the Borrower / the Security Provider to insure the assets or to pay the insurance premia, the Bank may at its sole discretion, without any obligation, get the assets insured or pay the insurance premia and get such amounts reimbursed by the Borrower together with interest as applicable to the Facilities and the Bank shall be entitled to debit the Borrower's Account with such amounts.

(iv) Until all the dues in respect of the Facilities are paid in full, the Borrower shall forthwith pay / cause to be paid to the Bank all monies received by the Borrower or the Security Provider under any policy(ies) of insurance and until payment to the Bank of monies received by the Borrower or the Security Provider under any policy(ies) of insurance, the Borrower shall hold / cause to be held the

Borrower	Bank

same in trust for the Bank.

5.4 GUARANTEE / CONTRACTUAL COMFORT

The Borrower shall procure and deliver to the Bank, guarantees or any contractual comfort as stipulated in the CAL, in a form and manner acceptable to the Bank, within the timeline as specified in the CAL. The Borrower shall ensure that the guarantor/contractual comfort provider observes all the covenants, terms, conditions, restrictions and prohibitions under the guarantee/contractual comfort and agrees that any violation of the same shall constitute an Event of Default.

ARTICLE VI
REPRESENTATIONS, WARRANTIES, COVENANTS & UNDERTAKINGS

The Borrower hereby, makes the representations, declarations and warranties as given below and confirms that the same will continue to remain true, correct, valid and subsisting in every respect till the Facilities are repaid in full to the satisfaction of the Bank:

6.1 REPRESENTATIONS AND WARRANTIES

(i) All the information provided by the Borrower to the Bank are true and accurate in all material respects, are not misleading and does not omit any fact, the omission of which would make any fact or statement therein misleading.

(ii) All the licenses, permits and authorizations required for carrying on its business or industry have been obtained and are in full force and effect and it is in compliance in all respects with all applicable laws, and has good title to, or is otherwise entitled to use its assets.

(iii) Except to the extent disclosed to the Bank and without prejudice to clause 6.2(iii) of the Facility Agreement:

(a) the Borrower has no subsisting Indebtedness;
(b) there are no encumbrances subsisting or in existence on any of the Borrower's assets;
(c) the Borrower has no subsidiaries and holds no equity interest in any other person; and
(d) the Borrower has not engaged in any business or activities, either alone or in partnership or joint venture.

(iv) The Borrower has complied in all material respects with all taxation laws in all jurisdictions in which it is subject to taxation and has filed all tax returns and paid all taxes and statutory dues due and payable by it, and to the extent any tax is not due or is disputed, the Borrower has established adequate reserves for the payment of such taxes and statutory dues.

(v) The financial statements provided by the Borrower were prepared in accordance with the generally accepted accounting principles and give a fair and true view of the financial condition as on the date on which they were prepared and there are no undisclosed liabilities, contingent or otherwise and the accounts have been duly audited and there has been no Material Adverse Effect since the date on which those accounts were drawn up.

(vi) No litigation, arbitration, administrative or other proceeding against the Borrower or any of its assets before any court, tribunal, authority or agency, has been initiated or is threatened to be initiated which, if adversely determined, might have a Material Adverse Effect.

Borrower	Bank

YATRA ONLINE LIMITED

ICICI Bank Limited

(vii) No litigation or other proceedings against the Borrower or of any or all of its assets before any court, tribunal, authority or agency has been initiated or is pending for its insolvency, bankruptcy, winding up, dissolution, or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer.

(viii) Except to the extent disclosed to the Bank, all the Borrower's contracts or agreements with, or any commitments to, any affiliate, related party or group company (if applicable) are on arm's length basis.

(ix) All loans, advances and other monies advanced, in any form, including by way of compulsory convertible debentures, quasi-equity or any other similar instrument, by the directors, promoters and / or their friends and relatives or any of them ("Promoter Group") and any other unsecured creditor shall stand and be regarded as subordinate debt in relation to the Facility. The Borrower shall not repay the said loans and advances of the Promoter Group in whole or in part or pay any interest thereon until such time as the entire outstanding Facility is repaid in full.

(x) Neither the Borrower nor any other person benefiting in any capacity, either directly or indirectly, in connection with or from the Facility Agreement and/or any instruments and/or payments thereunder is a Specially Designated National ("SDN") and/or otherwise sanctioned, under the sanctions promulgated by the United States (including its Office of Foreign Assets Control's ("OFAC")), India, United Nations, European Union, the jurisdiction of the Facility office and/or any other country/jurisdiction (collectively, the "Sanctions"). The Borrower shall ensure that the transactions do not violate any Sanctions or any sanctioned persons or entities are involved in the transactions. The Borrower agrees that it shall not avail of the Facilities or use the proceeds of the Facilities in any transaction with, or for the purpose of financing the activities of, any person currently subject to any Sanctions as aforesaid.

(xi) The Sanctions may become applicable with respect to the Facilities and/or transactions thereunder, including documentary credits, guarantees issued, disbursements, payments, purpose and/or end use of the Facilities, origin or shipment of goods manufactured through certain countries, ports, vessels, liners, certain persons and entities (including correspondent banks and the Facility office). Consequently, disbursement, issuance, payment and/or processing under the Facilities by the Bank may become subjected to the Sanctions and the Bank shall have the unconditional right to refuse to process any transactions that violate/may violate any Sanctions.

(xii) The execution or entering into by the Borrower of the Transaction Documents constitute, and its exercise of its rights and performance of its obligations under the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

(xiii) The Borrower is duly incorporated under the laws of India, and has the competence, power and authority to:
(a) enter into the Transaction Documents;
(b) avail the Facility;
(c) own its assets and carry on its business and operations as it is being or is proposed to be conducted;
(d) exercise its rights and perform its obligations under the Transaction Documents and
(e) perform all other actions required to authorise the execution of the Transaction Documents.

(xiv) The entry into, delivery and performance by the Borrower of, and the transactions contemplated by the Transaction Documents do not and will not conflict with:
(a) any law;
(b) the constitutional documents of the Borrower; or
(c) any document or contract which is binding upon the Borrower or on any of its assets.

Borrower	Bank

YATRA ONLINE LIMITED

ICICI Bank Limited

(xv) All assets of the Borrower which are of insurable nature are and shall, at all times, be kept insured upto the reinstatement value thereof, to the satisfaction of the Bank.

(xvi) No Event of Default has occurred or is subsisting or might result from execution of the Transaction Documents, or availing of the Facilities by the Borrower.

(xvii) The Borrower acknowledges that the Facility provided is a commercial transaction and waives any defense available under usury or other laws relating to charging of interest.

(xviii) Neither the Borrower nor any director or promoter of the Borrower has been declared to be a wilful defaulter. The Borrower shall not induct a person identified as wilful defaulter in the capacity of director or promoter. In the event the person so inducted is found to be a wilful defaulter, the Borrower shall take expeditious and effective steps for removal of such person.

(xix) Except to the extent disclosed to the Bank:

(a) No director of the Bank is: a director, manager, managing agent, employee or guarantor of the Borrower, or of a subsidiary of the Borrower, or of the holding company of the Borrower, or holds substantial interest, in the Borrower or a subsidiary or the holding company of the Borrower and no director of any other bank (including scheduled co-operative banks), or directors of subsidiaries/trustees of mutual funds/venture capital funds set up by the Bank or any other Bank holds substantial interest or is interested as director or as a guarantor of the Borrower and the Borrower is in compliance with all Applicable Laws including RBI's 'Master Circular on Loans and Advances', as amended and replaced from time to time.

(b) (i) No relative (as specified by RBI) of a Chairman / Managing Director or director of banking company (including the Bank) or their subsidiaries or trustees of mutual funds/venture capital funds set up by a banking company (including the Bank) is interested as a partner or as a director or a major shareholder or is in control of the Borrower or the Borrower's holding or subsidiary company or is interested as a guarantor in the Borrower; and (ii) no relative of senior officer (as specified by RBI) of the financing banks, hold substantial interest or is interested as a director/partner or as a guarantor of the Borrower.

For the purposes of the aforesaid clause, the terms 'control' and 'major shareholder' shall have the meaning ascribed to them under the RBI Master Circular on Loans and Advances - Statutory and Other Restrictions dated July 01, 2015 (as amended and/or supplemented from time to time).

6.2 COVENANTS AND UNDERTAKINGS

(i) Information Covenants

The Borrower shall promptly notify and/or deliver to the Bank:

(a) if the Bank so requires within such time and in a manner as may be acceptable to the Bank, a certificate from its statutory auditor or any of its Key Managerial Personnel, duly authorised by requisite corporate authorisations, regarding the end use of the Facility and that the Facility has been utilised for the Purpose, and not diverted or applied for any other purpose.

(b) of the occurrence of any event or the existence of any circumstances which constitutes or results in any declaration, representation, warranty, covenant or condition under the Transaction Documents being or becoming untrue or incorrect in any respect.

(c) of any circumstances and conditions (including any material loss or legal proceedings) which shall have a Material Adverse Effect.

(d) of any action or steps taken or legal proceedings started by or against it in any court of law for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of the Borrower or of

Borrower	Bank

any or all of its assets.

(e) of the occurrence of an Event of Default (or a likelihood thereof), and the steps, if any, taken to rectify the same.

(f) of any loss or damage which the Borrower may suffer due to any event or circumstance or Act of God.

(g) of change in the Chief Executive Officer (as per Red Herring Prospectus) as board of directors of the Borrower.

(h) of any litigation, arbitration, investigation, administrative or other proceedings initiated or threatened against the Borrower or any of its assets, which if adversely determined, might have a Material Adverse Effect and submit copies of any reports in relation thereto.

(i) copies of all documents issued by the Borrower to all its creditors or any general class of them at the same time as they are issued.

(j) such information or documents, financial or otherwise, as are specified in the CAL, or as may be required by the Bank from time to time in relation to the Facilities, the Borrower's business and operations, assets etc., including those in relation to its hedging policy, foreign currency exposures and hedging position thereof and those required for renewal of the Facilities, within the period specified in the CAL or by the Bank. The information regarding foreign currency exposure and the hedging position thereof shall be (i) duly certified by its directors or company secretary, within 30 (thirty) days of expiry of each fiscal quarter; and (ii) audited and certified by its statutory auditor within 6 months of expiry of each fiscal year.

(k) all notices, agenda, minutes and other communication of the general meetings, board meetings and/or meetings of any committees of the board of directors of the Borrower, as may be demanded by the Bank, upon the occurrence of an Event of Default. For avoidance of doubt, it is clarified that such right of the Bank shall be in addition to any other rights available to it under the Transaction Documents.

(l) with a prior written notice of at least 30 (thirty) days before, availing of any credit facilities or accommodation from any bank(s) or financial institution(s) or any person, firm or company in any manner other than the bank(s) at present providing working capital facilities to the Borrower and as permitted by the Bank or, deal with or through any other bank(s) or financial institution(s).

(m) information about change in its financial year-end from the date it has currently adopted or change in the accounting method or policies currently followed by the Borrower unless expressly required by applicable law within 30 (thirty) days from the date of change.

(ii) Affirmative Covenants/Undertakings

The Borrower covenants and undertakes that:

(a) it shall maintain its existence, corporate or otherwise, and right to carry on its business and operations and comply with applicable laws and shall carry out such modifications to its constitutional documents / other relevant agreements as may be deemed necessary in the opinion of the Bank to safeguard the interests of the Bank under the Transaction Documents, and comply with all the required formalities, including statutory filings, in relation thereto.

(b) in the event that the existing auditors cease to act as the auditors of the Borrower for any reason, the Borrower shall promptly inform the Bank of the reasons for such cessation and shall appoint another firm of independent chartered accountants, acceptable to the Bank, in accordance with applicable laws.

(c) it shall, promptly obtain, maintain and comply with the terms of all authorisations necessary for entering into or performing its obligations under the Transaction Documents or for conducting its business and operations.

(d) it shall conduct its business and operations in accordance with prudent and accepted industry standards and with due diligence and efficiency and in accordance with sound technical, financial and managerial standards and business practices.

Borrower	Bank

YATRA ONLINE LIMITED

Bank Limited, Times Tower, Gurugram

(e) it shall keep and maintain in accordance with good business practice and applicable laws, all statutory books, books of accounts, bank statements and other records of the Borrower and in particular, maintain records showing the operations and financial conditions of the Borrower and such records shall be open to examination by the Bank and / or its authorised representatives.

(f) it shall permit or cause the Security Provider to permit, the Bank or such other persons as may be authorised by the Bank, to inspect its premises, units, projects, assets, documents and other materials, at reasonable times. The Borrower shall ensure full co-operation and assistance to the Bank or any person so authorized by the Bank, including allowing the taking of any copies or extracts, as may be required by the Bank or persons authorized by it. The cost and expenses of any such visit or inspection shall be borne by the Borrower;

(g) allow the Bank to appoint, whenever it considers necessary, upon the occurrence of an Event of Default, chartered accountants, cost accountants, forensic experts or other consultants for carrying out concurrent or special audit or examination of the Borrower. The cost and expenses of any such audit or examination shall be borne by the Borrower;

(h) it shall ensure that its aggregate business with banks, including deferred payment facilities, foreign exchange, deposits and bill business will be shared with the Bank in such manner as may be decided by the Bank.

(i) it is not and will not be entitled to and will not claim immunity for itself or any of its assets from suit, execution, attachment or other legal process in any proceedings in relation of the Transaction Documents.

(j) if required by the Bank, it shall undertake and /or procure undertaking(s) from such persons as may be specified by the Bank in the form required by the Bank, whereby such person(s) shall take the responsibility for making arrangements satisfactory to the Bank for meeting the shortfall, if any, in the resources of the Borrower for meeting working capital requirement and /or any of its project and/or in relation to its debt servicing obligations. The Borrower shall join in such undertakings procured from such other persons as a confirming party. The funds brought in to meet the shortfall in the resources of the Borrower for working capital and /or for any of its project, shall be in such form and manner and on such terms as may be required by the Bank.

(k) it shall indemnify and keep the Bank indemnified against any cost, loss, liability or third party claims (including legal fees and any applicable indirect taxes) incurred by the Bank arising out of or in connection with each of the Facilities (including any instruments and documents under the Facilities) and /or the Transaction Documents and/or due to any breach by the Borrower of the Sanctions or any action taken by the Bank on account of breach of the Sanctions. The Borrower further agrees and acknowledges that transmission of information through facsimile or other electronic mode is not a secure means of sending information and may be subject to defects such as tampering or unauthorized access, fraudulently or mistakenly written, altered or sent and not to be received, in whole or part, by the intended recipient. The Borrower shall indemnify and keep the Bank indemnified against any cost, loss, liability or claims incurred by the Bank as a result of acting on instructions or information suffering from any of the aforementioned defects.

(l) the Bank shall have the right to declare the Borrower and guarantor(s), if any, a wilful defaulter, in accordance with the guidelines laid down by RBI.

(m) if the Bank has expressly or impliedly allowed the Borrower to continue to use the Facilities beyond the validity as specified in the CAL, then (i) all the terms and conditions contained in the Facility Agreement and other Transaction Documents, shall continue to apply for the Facilities so utilised; (ii) all the existing security and/or contractual comfort, if any, in respect of the Facilities, shall remain in full force and effect and continue to secure the Facilities so utilised.

(n) promptly authenticate and verify the Financial Information submitted by the Bank and consent to the Bank accessing its financial information available with information utilities, as and when

Borrower	Bank

YATRA ONLINE LIMITED

ICICI Bank Limited Tower, Gurugram

requested by information utilities.

(o) The viewing of information pertaining to the Borrower's debt from other lender/creditors, by the Bank, will not violate the privacy of information of the Borrower.

(p) ensure that its foreign currency exposures, if any, are suitably hedged to the satisfaction of the Bank (including without limitation, pursuant to a suitably authorized risk management policy as may be required by applicable law) and such hedging policy remains in full force and effect and updated from time to time, till all the monies due and payable under the Transaction Documents are fully paid to the satisfaction of the Bank;

(q) wherever applicable, it shall, at all times, ensure compliance with the Reserve Bank of India guidelines on Loan System for Delivery of Bank Credit issued on December 05, 2018 ("Guideline") during the tenure of the Facility. The Borrower further agrees that, wherever the Guideline is applicable, the Bank shall be entitled to revise the Facilities, including the loan component, other component and their thresholds, without prior consent of the Borrower, if any such revision is required to ensure compliance with the Guideline; and

(r) to comply with such other conditions/covenants as may be mentioned in the CAL.

(iii) Negative Covenants

The Borrower hereby further covenants and agrees that without the prior written approval of the Bank, the Borrower shall not:

(a) undertake or permit any merger, de-merger, consolidation, reorganisation, scheme of arrangement or compromise with its creditors or shareholders or any class of them or effect any scheme of amalgamation or reconstruction including creation of any subsidiary or permit any company to become its subsidiary;

(b) enter into any management contract or similar arrangement whereby its business or operations are managed by any other person;

(c) declare or pay any dividend or make any distribution of profits or pay any remuneration to its promoters / shareholders or permit withdrawal of amounts brought in if an Event of Default has occurred and is subsisting or would occur as a result of such declaration or payment of dividend or authorisation or making of distribution or withdrawal;

(d) make any investment whether by way of deposits, loans or investments in share capital or otherwise, in any concern or provide any credit or give any guarantee, indemnity or similar assurance or in any manner become directly, indirectly or contingently liable for or in connection with the obligation of any person other than itself. This provision shall not apply to loans and advances granted to staff or contractors or suppliers or subsidiary companies in the ordinary course of business;

(e) effect any change in its capital structure or constitutional documents in any manner whatsoever which shall adversely affect the rights of the Bank as per ICICI Bank discretion or the Borrower's performance under the Transaction documents;

(f) redeem, purchase, buyback, retire or repay any of its share capital, de-list its shares from stock exchanges, if applicable, or resolve to do so for so long as any sums of money are due and payable to the Bank under this Facility Agreement;

(g) create or permit to subsist any security interest, encumbrance, mortgage, hypothecation, pledge or charge over any of its assets other than the already existing charges which have been disclosed in writing to the Bank or sell, transfer or otherwise dispose of (or agree to do any of the foregoing at any future time) any of its assets;

(h) undertake any new business or operations or project or diversification, modernisation or substantial expansion of any of its existing business or operations or of any project that it may undertake during the currency of the Facility other than existing line of business;

(i) pay any commission to its promoters, directors, managers or other persons for furnishing guarantees, counter guarantees or indemnities or for undertaking any other liability in

Borrower	Bank

YATRA ONLINE LIMITED

ICICI Bank Limited Times Tower, Gurugram

connection with any obligation (including Indebtedness) undertaken for or by the Borrower;

(j) pay any compensation to its promoters or directors in the event of loss of office for any reason whatsoever, if there is any default in payment of any monies due and payable under the Facility

(iv) Special Condition

The Borrower further agrees and covenants that, ICICI Bank, at all times during the tenure of the Facility, reserves the right to review and recall the Facility (or any part thereof), upon :

(a) occurrence of any default in payment of any Indebtedness to the Bank or any other bank/financial institution, whether at stated maturity, by acceleration or otherwise; by any Group Company or Associate Company of the Borrower;

For the purpose of this clause:

"Group Company" shall mean and include:

(a) any company which is the holding company or the subsidiary company of the Borrower, or

(b) any company under the control of or under common control with the Borrower

"Associate Company" shall have the meaning assigned to it under the Companies Act, 2013.

(b) Receiving information from the Borrower under clause 6.2 (i) (l) that the Borrower want to avail credit facilities or accommodation from any bank(s) or financial institution(s) or any person, firm or company in any manner other than the bank(s) at present providing working capital facilities to the Borrower and as permitted by the Bank or, deal with or through any other bank(s) or financial institution(s).

ARTICLE VII
EVENTS OF DEFAULT

7.1 The occurrence of any one or more of the following events shall constitute an event of default ("Event of Default") under the Facility Agreement:

(i) Payment Default - Default has occurred in the payment of any monies in respect of the Facilities on the Due Dates, whether at stated maturity, by acceleration or otherwise.

(ii) Breach of Terms - Borrower or any other person is in breach of any covenant, condition, agreement or any other terms of the Transaction Documents (other than those specifically provided under Clause 7.1 (i) and (iii) to (x) of this Facility Agreement) and such default has continued for a period of 30 (thirty) days from the date of default (except where the Bank is of the opinion that such default is incapable of remedy, in which event, no cure period shall be applicable).

(iii) Bankruptcy, Insolvency, Dissolution

(a) If the Obligor(s) has voluntarily taken any action for its insolvency, winding-up or dissolution;

(b) If any step or action has been taken for reorganization, winding up or dissolution of an Obligor or if a receiver or liquidator (including provisional liquidator) has been appointed or allowed to be appointed over all or any part of the assets of the Obligor(s) or if any attachment or distraint has been levied on the Obligor's assets or any part thereof or certificate proceedings have been taken or commenced for recovery of any dues from the Obligors or if one or more judgments or decrees have been rendered or entered against the Obligor(s) and such judgments or decrees are not vacated, discharged or stayed within a period of 30 (thirty) days and such judgments or decrees involve in the aggregate, a liability which could have a Material Adverse Effect;

Borrower	Bank

(c) If any petition or application in relation to insolvency or bankruptcy resolution of the Obligor (including without limitation, corporate insolvency resolution process and bankruptcy process under the IBC is filed before any court, tribunal or authority of competent jurisdiction, or the Obligor(s) has become bankrupt or insolvent or is dissolved.

(iv) Security in Jeopardy – If in the opinion of the Bank, the Security, if any, for the Facilities is in jeopardy or ceases to have effect or if any of the Transaction Documents executed or furnished by or on behalf of the Borrower becomes illegal, invalid, unenforceable or otherwise fails or ceases to be in effect or fails or ceases to provide the benefit of the liens, rights, powers, privileges or security interests purported or sought to be created thereby or if any of such Transaction Documents is assigned or otherwise transferred, amended or terminated, repudiated or revoked without the approval of the Bank.

(v) Change in Control - Any person acting singularly or with any other person either directly or indirectly acquires control of the Borrower or of any other person who controls the Borrower, without the approval of the Bank.

(vi) Misleading Information and Representation – Any information given by the Borrower or on its behalf, including but not limited to, information given at the time of appraisal of the loan, representation and warranty, or statement made or repeated, or deemed to be made or repeated, in or in connection with any of the Transaction Documents, is incorrect or misleading in any material respect.

(vii) Illegality - Any obligation under the Facility Agreement or any of the Transaction Documents, is not or ceases to be a valid, legal and/or binding obligation of any person party to it or becomes void, illegal, unenforceable or is repudiated by such person.

(viii) Cross Default

(a) Borrower is unable or has admitted its inability to pay any of its Indebtedness to a Financial Creditor or any bank or financial institution, whether at stated maturity, by acceleration or otherwise.

(b) Any Financial Creditor or bank or financial institution cancels and/or recalls any Indebtedness of the Borrower, as a result of an event of default (however described).

(c) Any Indebtedness to a Financial Creditor or a bank or financial institution secured by an encumbrance over the assets of the Borrower, is not paid, whether at stated maturity, acceleration or otherwise.

Provided, however, that the above shall apply only if the Indebtedness is (a) more than 2% of the total Indebtedness of the Borrower or INR 500.0 million, whichever is lower, and (b) is not cured within 30 days from the date of default.

(ix) Material Adverse Effect – Occurrence or existence of one or more events, conditions or circumstances (including any change in law), which in the opinion of the Bank, could have a Material Adverse Effect.

(x) Other Events – Any other event or circumstance specified as an Event of Default under the CAL.

7.2 CONSEQUENCES OF EVENT OF DEFAULT

Notwithstanding any other right that may be available to the Bank or anything to the contrary contained in any

Borrower	Bank

of the Transaction Documents, on the happening of an Event of Default or if the Overall Limits / Limits are not renewed beyond the validity period specified in the CAL or if the Borrower has not availed of or drawn from the Facilities by the aforesaid validity period, the Bank may, by a notice in writing to the Borrower, exercise the following rights, each of which shall be an independent right:

(i) terminate the Facilities and/or declare any or all of the amounts under the Facilities as immediately due and payable, to the Bank, whereupon the same shall become due and payable by the Borrower forthwith, in accordance with the terms of the notice.

(ii) suspend further access to/ drawals by the Borrower of the Facilities.

Notwithstanding any suspension or termination pursuant to the Facility Agreement, all provisions of the Transaction Documents for the benefit or protection of the Bank and its interests shall continue to be in full force and effect as provided in the Transaction Documents;

(iii) declare the Security created, if any, in terms of the Transaction Documents to be enforceable, and notwithstanding anything to the contrary contained in the Transaction Documents the Bank or such other person in favour of whom such security or any part thereof is created shall have, inter alia, the right to:

(a) enter upon and take possession of, and / or transfer (by way of lease, leave and licence, sale or otherwise), the assets comprised within the Security, if any;

(b) exercise any right, power or remedy permitted to it by law, including by suit, in equity, or by action at law, or both, or otherwise, whether for specific performance of any covenant, condition or term contained in this Facility Agreement or other Transaction Documents or for an injunction against a violation of any of the terms and conditions of this Facility Agreement or other Transaction Documents, or in aid of the exercise of any power or right granted in this Facility Agreement or other Transaction Documents and/or as a creditor.

(iv) stipulate such other additional terms and conditions, as the Bank may deem fit.

(v) exercise such other remedies as may be permitted or available to the Bank under law, including RBI guidelines.

ARTICLE VIII
CANCELLATION

8.1 Notwithstanding anything contained in the Transaction Documents, the Bank shall have the unconditional right to cancel the unutilised portion of the Facility, in whole or in part, at any time during the subsistence of the Facility, without giving any prior notice to the Borrower, for any reason whatsoever, including but not limited to, on the occurrence of deterioration of creditworthiness of the Borrower, or for non-compliance of any terms and conditions of the Transaction Documents.

ARTICLE IX
MISCELLANEOUS

9.1 SERVICE OF NOTICE

(i) All notices or other communications under or in connection with the Facilities shall be given in writing and shall be deemed to be effective:

(a) if sent by letter, when delivered personally or if dispatched by post, when recall of the letter is

Borrower	Bank

YATRA ONLINE LIMITED

ICICI Bank Limited Times Tower, Gurugram

outside the control of the sender;

(b) if sent by e-mail or any other electronic or telecommunication mode, when sent by the sender; and

Provided, however, that no notice or communication to the Bank shall be effective unless actually received by the Bank.

(ii) All notices or communication to the Borrower or the Bank, as the case may be, shall be made to the address provided in Schedule I, or such other address as may be notified by each party in writing, from time to time.

(iii) All notices or communication from the Borrower to the Bank, through email, shall be from the email ID of the authorized signatory of the Borrower, as provided in Schedule I or from the email ID of any other authorized signatory, as may be notified by the Borrower in writing, from time to time, and such notice or communication shall be considered valid and binding on the Borrower and the Bank shall be authorized to rely and act upon such email notices or communications, without any further checks or verification, including with regard to its validity, genuineness or accuracy.

(iv) The Borrower acknowledges and confirms that any notice provided by the Bank shall be treated by the Borrower as sufficient and reasonable notice to the Borrower and agrees to assume the liability for any non-delivery of a notice as aforesaid, by any reason of any error, electronic or otherwise.

9.2 EVIDENCE OF DEBT

The Bank shall maintain, in accordance with its usual practice, accounts evidencing the amounts from time to time lent by and/or owing to it under the Facilities which shall be prima facie and conclusive evidence of the existence and amount of obligations of the Borrower, including for the purpose of IBC.

9.3 ACKNOWLEDGMENT OF DEBT

Without prejudice to the provisions contained in Clause 9.2 above, upon receipt from the Bank of statement(s) giving details of:

(i) the aggregate debit balance in the Account as on the date(s) stated in such statement(s);

(ii) the further applicable accrued interest from the aforesaid date(s) mentioned in the aforesaid statement(s);

(iii) securities, if any, created for securing the Facilities / the amounts stated in the aforesaid Account

the Borrower shall within 7 (seven) days thereof inform the Bank of any inaccuracy thereon failing which Borrower shall be deemed to have confirmed the correctness of the entries in such statement(s) and acknowledged the indebtedness for the balance mentioned in the aforesaid statement(s).

9.4 ASSIGNMENT

(i) The Borrower shall not assign or transfer all or any of its rights, benefits or obligations under the Transaction Documents without the approval of the Bank. Notwithstanding anything contained in the Transaction Documents, the Bank shall be entitled to, at any time, assign, novate or transfer, the whole or part of its outstanding or commitment in one or more tranches, and all any of its rights, benefits and obligations, under the Transaction Documents (including security interest) to any person, after giving a 15 (fifteen) days prior intimation to the Borrower, but without the prior approval of the Borrower. Notwithstanding any such assignment or transfer, the Borrower shall, unless otherwise notified by the Bank, continue to make all payments under the Facility Agreement

Borrower	Bank

to the Bank and all such payments when made to the Bank shall constitute a full discharge to the Borrower from all its liabilities in respect of such payments. The Borrower acknowledges and confirms that in case of an assignment or transfer of a part of the Facility by the Bank, each of the Bank, transferee and/or assignee shall be deemed to have provided independent facilities under the Facility Agreement. Each of the Bank, transferee and/or assignee shall have an independent cause of action, notwithstanding that the default arises on the same date or is in respect of the same Transaction Documents.

(ii) Without prejudice to the aforesaid provision, the Bank shall be entitled to, without notice to the Borrower, share the credit risk of the whole or a part of the Facilities with any other person by way of participation. Notwithstanding such participation, the terms of the Transaction Documents shall continue to remain valid, effective and enforceable until the repayment/payment in full of the Facilities and all monies in respect thereof and the Borrower shall not claim any privity of contract with such person on account of any reason whatsoever.

9.5 SET OFF

(i) The Bank shall have the paramount right of set-off and lien, irrespective of any other lien or charge, present as well as future on the deposits of any kind and nature held / balances lying in any accounts of the Borrower, whether in single name or joint name(s) (for which, the Borrower hereby confirms that the requisite consent has already been procured by the Borrower from the relevant third party) and on any monies, securities, bonds and all other assets, documents and properties held by / under the control of the Bank and / or its group companies whether by way of security or otherwise pursuant to any contract entered / to be entered into by the Borrower in any capacity to the extent of all outstanding dues, whatsoever, arising as a result of any of the Bank's services extended to and / or used by the Borrower and / or as a result of any other facilities that may be granted by the Bank to the Borrower.

(ii) The Bank is entitled to settle any indebtedness whatsoever owed by the Borrower to the Bank by adjusting, setting-off any deposit(s) and / or transferring monies lying to the balance of any account(s) held by the Borrower with the Bank to combine or consolidate at any time all or any of the accounts and liabilities of the Borrower including accounts not related to the Facilities, to sell any of the Borrower's assets or properties held by the Bank or its group companies. The Bank's rights hereunder shall not be affected by the Borrower's bankruptcy or winding-up. It shall be the Borrower's sole responsibility and liability to settle all disputes / objections with joint account holders, if any.

9.6 PROVISIONS RELATING TO FACILITIES DENOMINATED IN CURRENCIES OTHER THAN INDIAN RUPEES

Subject to specific provisions, if any, incorporated in Annexure I hereof, in relation to the relevant product(s), in case any of the Facilities are denominated in any currency other than Indian Rupee, the following conditions shall apply:

(i) The foreign currency amount would be the limiting factor and the Borrower's liability would accordingly be reckoned in the foreign currency in which the relevant Facilities are denominated.

(ii) Borrower is liable to pay interest and repay principal in the currency in which the relevant Facilities have been denominated. In the event of any default in the payment of principal and / or interest on the Due Date of such Facilities, the Bank may, at its discretion, convert the amount into Indian Rupee, on the Due Date(s) for such payment(s) or on any subsequent date, at the Bank's telegraphic transfer ("TT") selling rate prevailing on the date of such conversion. The amount due thereafter, would be reckoned as denominated in Indian Rupee.

Borrower	Bank

(iii) The Indian Rupee equivalent of the relevant Facilities denominated in currencies other than Indian Rupee have been reckoned for the purpose of the Facility Agreement at the exchange rates as mentioned in the CAL.

(iv) In the event the value of Indian Rupee depreciates vis-à-vis the currency in which the relevant Facilities are denominated resulting in increased liability in terms of Indian Rupee vis-à-vis the currency of the relevant Facilities, the Borrower hereby agrees and confirms that:

(a) such increased value in terms of Indian Rupee shall also be covered by the security, if any, stipulated in the Transaction Documents;

(b) the Borrower shall further execute, sign and furnish all such documents, deeds and writings required by the Bank for the aforesaid purpose.

9.7 SEVERABILITY

Any provision of the Transaction Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of prohibition or unenforceability but that shall not invalidate the remaining provisions of the Transaction Documents or affect such provision in any other jurisdiction.

9.8 DISCLOSURE

(i) The Borrower agrees, accepts and consents for the disclosure and sharing by the Bank of all or any information and data relating to the Obligors or any credit facilities, including but not limited to Financial Information, information relating to default, if any, committed by the Obligors in the discharge of the Obligor's obligations, as the Bank may deem appropriate and necessary to disclose and furnish, to the RBI and/or any agency/credit bureau authorized in this behalf by RBI, to information utilities, to prospective assigns/successors/transferees/novatees/participants, to its professional advisers and consultants and/or to its service providers, third party or otherwise, through written or oral communication including paper publication (with or without photographs) and/or as required under applicable law, at the order of a court of law, or any statutory, regulatory or supervisory authority of any jurisdiction.

(ii) The Borrower accepts that RBI or any other agency so authorized, any statutory, regulatory or supervisory authority, may use, process, disseminate the said information and data disclosed by the Bank in such manner as deemed fit by them in any particular circumstances and shall not hold the Bank responsible or liable in this regard.

(iii) The Bank, its group companies, agents / representatives would be entitled to provide the Borrower, its promoters, directors and employees, information on various products, offers and services through any mode (including through telephone calls / SMS / emails).

(iv) The Borrower further gives consent to the Bank, to recover/set off any fees required to be paid by the Bank to the information utilities for availing their services in relation to the Facility from the disbursements made to the Borrower by the Bank, from time to time.

9.9 AMENDMENTS AND WAIVERS

Save as where otherwise expressly provided in any Transaction Document or pursuant to an RBI direction, this Facility Agreement (including the schedules hereto) may not be amended, supplemented or modified and no term or condition or any part thereof may be waived without the consent of the Borrower and the Bank.

No delay in exercising or omission to exercise any right, power or remedy accruing to the Bank upon any

Borrower	Bank

YATRA ONLINE LIMITED

ICICI Bank Limited Tower, Gurugram

default or otherwise under the Transaction Documents shall impair any such right, power or remedy or shall be construed to be a waiver thereof or any acquiescence in such default, nor shall the action or inaction of the Bank in respect of any default or any acquiescence by it in any default, affect or impair any right, power or remedy of the Bank in respect of any other default. The rights of the Bank under the Transaction Documents may be waived only in writing and at the Bank's sole discretion.

9.10 GOVERNING LAW AND JURISDICTION

(i) The Borrower agrees that only the courts and tribunals (including the debt recovery tribunals) of competent jurisdiction at the place mentioned in Schedule I shall have exclusive jurisdiction with respect to any suit, action or any other proceedings ("Proceedings") arising out of or in relation to this Facility Agreement. The Borrower irrevocably waives any objection, now or in future, to the jurisdiction of the courts and tribunal specified hereinbefore.

(ii) Nothing contained in this clause shall limit any right of the Bank to, commence any Proceedings arising in relation to the Facilities or the Transaction Documents in any other court, tribunal or other appropriate forum of competent jurisdiction and the Borrower hereby consents to that jurisdiction.

(iii) The Transaction Documents (unless otherwise specified in any of the Transaction Documents) shall be governed by and construed in accordance with the laws of India.

YATRA ONLINE LIMITED

ICICI Bank Limited Times Tower, Gurugram

Borrower	Bank

SCHEDULE I

Date of Execution	12th September, 2024
Place Of Execution	Gurgaon, Haryana
Borrower's Details	Yatra Online Limited, a company within the meaning of the Companies Act, 2013 and having its registered office at B2/101, 1stFlr, Marathon Innova, Marathon Nextgen Complex B-Wing, G. Kadam Marg Opp. Peninsula Corp Park, Lower Parel (W), Mumbai City, Mumbai, Maharashtra, India, 400013 and corporate office at Gulf Adiba, 4th floor, Plot no. 272, Phase II Udyog Vihar, Sector 20, Gurugram 122008 ("Borrower")
Details of Branch or Office Address	Attention: Address: ICICI BANK, NBCC Place Bhism Pitamah Marg, Pragati vihar, New Delhi-110003 Email ID:
Notice details of the Bank	**Attention: Puneet Bhatia** Address: ICICI BANK, NBCC Place Bhism Pitamah Marg, Pragati vihar, New Delhi-110003 Email ID: puneet.bhatia@icicibank.com
Notice details of Borrower	Attention: Rohan Mittal Address: Yatra Online Limited, Gulf Adiba, 4th floor, Plot no. 272, Phase II Udyog Vihar, Sector 20, Gurugram 122008 Email ID: rohan.mittal@yatra.com
Description of the Facilities (INR in mn)	**CAL-BG- CAL148529417423** Overall Limit:150.0 million **Fund Based:Nil** Non Fund Based:150.0 million
CAL Details	The CAL CAL148529417423 dated the 5th day of March, 2024 and ACAL CAL229082696044 dated 4th day of June, 2024 issued by the Bank to the Borrower.
Jurisdiction	The Borrower agrees that only the courts and tribunals (including the debt recovery tribunals) of Haryana shall have exclusive jurisdiction.

ICICI Bank Limited, Gurgaon

YATRA ONLINE LIMITED

Borrower	*Bank*

SCHEDULE II

Penal Charges Rates

A. Bills/ Cheques purchased/ discounted

Inland bills:

Sr. No.	Nature of default (as applicable)	Reckoning of Penal Charges	Penal Charges rate (per annum) payable monthly
1	Demand Bill Purchased (outstation)	Penal Charge would be charged from the 16th day post purchase (i.e. allowing 15 days for transit) till the date of realization. For bills returned unpaid, the Penal Charge would be charged from the date of purchase till the date of recovery.	2% on overdue bill amount 2% on overdue bill amount
2	Demand Bill Purchased (local)	Penal Charge would be charged from the 8th day post purchase till the date of realization (allowing 7 days time for presentation and transit). In case the bill is returned unpaid, the Penal Charge would be charged from the date of purchase till date of recovery.	2% on overdue bill amount 2% on overdue bill amount
3	Usance bills discounted	For period beyond the Due Date till recovery. Penal Charge to be levied at the time of recovery. In case the bill is returned unpaid, Penal Charge to be charged from the date of discount till the date of recovery. Penal Charge to be levied at the time of recovery.	2% on overdue bill amount 2% on overdue bill amount
4	Inland cheques purchased (outstation)	Penal Charge would be charged from the 8th day post purchase (i.e. allowing 7 days for transit) till the date of realization. If the cheque is returned unpaid, Penal Charge would be charged from date of purchase till date of recovery. Penal Charge to be levied at the time of recovery.	2% on overdue bill amount 2% on overdue bill amount
5	Inland cheques purchased (local)	If the cheque is returned unpaid, Penal Charge would be charged from date of purchase till date of recovery. Penal Charge to be levied at the time of recovery.	2% on overdue bill amount
6	Additional rate of interest in inland bill	Penal Charge would be charged from due date till date of realization. Penal Charge to be levied at the time of recovery.	2% on overdue bill amount

Schedule III

Additional interest rate

A. Inland bills:

Sr. No.	Nature of default (as applicable)	Reckoning of additional interest	Additional interest rate (per annum) payable monthly
1.	Bills received under Inland Letter of Credit (L/C)- Devolvement	a) Sight Bills In case of inland bills under L/C not paid within 7 days from the date of receipt, additional interest would be charged from the 8th day till the date of realization. b) Usance Bills In case of inland usance bills not paid on the due date, additional interest would be charged from the due date to the date of realization.	If FB provided, then highest FB rate+2%, else I- MCLR (6months) + 4% US PRIME + 4% (For IBG branches) If FB provided, then highest FB rate+2%, else I- MCLR (6months) + 4% US PRIME + 4% (For IBG branches) **FB here means Fund Based Facilities.*

B. Foreign import and export bills:

Sr. No.	Nature of default (as applicable)	Reckoning of additional interest	Additional interest rate (per annum) payable monthly
1.	Import Bills under Letters of Credit (LC)	a) Sight Bills In case payment is not made towards import bills under L/C, additional interest would be applicable from the date of devolvement till the date of recovery. b) Usance Bills In case of import usance bills not paid on the due date, additional interest would be charged from the due date to the date of realization.	Applicable Benchmark +2% US PRIME + 4% (for IBG Branches) Applicable Benchmark +2% US PRIME + 4% (for IBG Branches)
2.	EPC / PCFC Recovery from Current / CC a/c	EPC/ PCFC In case the EPC/PCFC is liquidated from export proceeds after the due date but within 360 days from the date of advance.	1% over Documented Rate

Sr. No.	Nature of default (as applicable)	Reckoning of additional Interest	Additional interest rate (per annum) payable monthly
		If EPC is not liquidated from export proceeds within 360 days from the date of advance or if EPC is recovered from Current/Cash credit account instead of from export proceeds. PCFC In case of cancellation of the export order for which the PCFC was availed of by the exporter from the bank, or if the exporter is unable to execute the export order.	If FB provided, then highest FB rate+2%, else I- MCLR (6months) + 4% If FB provided, then highest FB rate+2%, else I- MCLR (6months) + 4% **FB here means Fund Based Facilities.*
3.	Export Bills Negotiated / Purchased under Letter of Credit (LC)	a) Sight Bills In case payment is not received on due date (including T+1) towards export bills negotiated / purchased under L/C, additional interest would be applicable from the due date till the date of receipt of payment. Bill crystallization to be done if foreign currency purchased bills remain overdue beyond stipulated number of days from the due date as per FEDAI Guidelines. b) Usance Bills In case payment is not received on due date (including T+1) towards export bills negotiated under L/C, additional interest would be applicable from the due date till the date of receipt of payment. Bill crystallization to be done if foreign currency purchased bills remain overdue beyond stipulated number of days from the due date as per FEDAI Guidelines.	Bill purchase rate +2% US PRIME + 4% (for IBG Branches) Bill purchase rate+2% US PRIME + 4% (for IBG Branches)
4.	Delinking of Export Bills (conversion of foreign liability to rupee liability)	For the period beyond the due date till the delinking date, i.e. for the default period where there has been an advance (pre or post shipment) availed by the exporter.	US PRIME + 4% for foreign currency outlay & Applicable Benchmark + 10% for subsequent period

C. Bank Guarantees:

YATRA ONLINE LIMITED

ICICI Bank Limited Times Tower, Gurugram

Sr. No.	Nature of default (as applicable)	Reckoning of additional interest	Additional interest rate (per annum) payable monthly
1.	Default on invocation of bank guarantee	In case payment is not made towards invoked Bank Guarantee, additional interest would be applicable from the date of invoked Bank Guarantee pay out to the date of recovery.	If FB provided, then highest FB rate+2%, or else I-MCLR (6months) +4%/ US PRIME + 4% (For IBG branches) **FB here means Fund Based Facilities.*

IN WITNESS WHEREOF the Borrower and the Bank have caused this Facility Agreement to be executed on the day, month and year set out in Schedule I

For the Bank:

SIGNED AND DELIVERED by the within named Bank, ICICI BANK LIMITED, by the hand of Mr. / ~~Ms.~~ PIYUSH GOYAL its authorized official

Piyush Goyal

For the Borrower:

SIGNED AND DELIVERED by the within named Borrower, Yatra Online Limited by the hand of Mr. Rohan Mittal

YATRA ONLINE LIMITED

ANNEXURE I

TERMS AND CONDITIONS APPLICABLE FOR SPECIFIC FACILITIES
(To be followed as per the facilities mentioned under the CAL)

PART A
(LETTER OF CREDIT(S) / LC)

1. LC FACILITIES

The Bank has, at the request of the Borrower, agreed to open Letters of Credit in foreign currencies and / or in rupees in favour of the Suppliers for amounts to the maximum extent of the respective Limits specified in the Facility Agreement (the "LC Facilities", which expression shall, as the context may permit or require, mean any or each of such LC Facilities) from time to time. Provided, however, the total of LC Outstanding and Amounts Devolved under the LC Facilities shall not at any point of time exceed the amount of the respective Limits.

2. PAYMENT AND INTEREST

(i) The Borrower shall accept and / or pay all Bills drawn in terms of the:
(a) Sight LCs, on presentation of Documents,
(b) Usance LCs, on the date of its maturity.

(ii) If, on default by the Borrower in paying the Bills / amounts paid / payable by the Bank in respect of the LCs on the Date of Crystallisation, the Bank is called upon / required / expected to pay or has paid, all or any of the monies in pursuance of the LCs, the Borrower shall forthwith pay / reimburse to the Bank, all amounts payable or as the case may be, paid by the Bank under the LCs together with all interest, costs, charges, expenses and monies whatsoever stipulated in or payable under the Transaction Documents. The Bank shall be entitled, at its sole discretion, without any further consent from the Borrower, to debit the Account or any of the accounts of the Borrower with the Bank, with the aforesaid amounts.

(iii) (a) Notwithstanding the above and without prejudice to the Bank's other rights and remedies under the Facility Agreement, the Bank shall be at liberty to crystallise on the Date of Crystallisation, the Borrower's outstanding liability in respect of the LCs denominated in foreign currencies, by converting the foreign currency amount into Rupees, whereupon the Borrower shall forthwith pay / reimburse to the Bank the Indian Rupee equivalent of such foreign currency amount as calculated at the Applicable Rate of Exchange in respect of such LCs (the "Defaulted Amounts – FC LC") and until such payment by the Borrower, the same shall unless otherwise agreed to by the Bank in writing be deemed to be on demand loan to the Borrower and shall, without prejudice to any other rights and remedies available to the Bank, carry additional interest at the rate specified in Schedule III of the Facility Agreement. Any difference on account of exchange fluctuations in the rates of foreign currencies involved between the payment made by the Borrower to the Bank and the actual amounts incurred by the Bank shall be borne by or be given credit to the Borrower. All payments made by the Bank in foreign currencies may be, at the option of the Bank, converted into rupees with reference to the actual cost to the Bank (including all commission or other bank charges and out-of-pocket expenses) in remitting the foreign currencies.

(b) Notwithstanding the above and without prejudice to the Bank's other rights and remedies under the Facility Agreement, the Bank shall be at liberty to crystallise on the Date of Crystallisation, the Borrower's outstanding liability in respect of the LCs denominated in rupees (the "Defaulted Amounts – RLC") and until such payment by the Borrower, the same shall unless otherwise agreed to by the Bank in writing be deemed to be on demand loan to the Borrower and shall, without prejudice to any other rights and remedies available to the Bank, carry additional interest at the rate specified in Schedule III of the Facility Agreement.

Defaulted Amounts - LC FC and Defaulted Amounts – RLC are hereinafter referred to as the

Borrower	Bank

"Defaulted Amounts".

(c) Notwithstanding anything contained herein, the interest payable by the Borrower with respect to the Facility shall be subject to the changes in interest rates made by the RBI from time to time.

3. BORROWER'S CONFIRMATIONS

(i) The Bank may in its sole and absolute discretion and without reference to the Borrower and without the Bank being required to ascertain whether or not there was any breach on the part of the Borrower of the agreements / contracts underlying the LCs and without the Bank being required to go into the validity thereof or otherwise and notwithstanding any directions to the contrary given by the Borrower or any other person on the ground of a dispute as to the liability of the Borrower or otherwise, admit or compromise and pay or submit to arbitration or dispute or resist any claim or demand made against the Bank under or in respect of such LCs and the benefit of the Facility Agreement shall continue to be available to the Bank in respect of any action or repayment which the Bank may take or make in respect of such LCs / LC Facilities.

(ii) The Borrower shall not amend or agree to amend or grant waiver of any of the provisions of the Documents.

(iii) The LCs will be opened by the Bank only as per the provisions of applicable laws and regulations including exchange control norms laid down by RBI and import trade regulations.

(iv) Import LCs will be opened by the Bank against valid import licenses, wherever applicable.

(v) In respect of Usance LCs, the goods received under the unpaid LCs will be excluded from the value of stocks for arriving at Drawing Power for availing fund based financial assistance.

(vi) In case of high value LCs, the Borrower shall, if so required by the Bank, furnish projected cash flow statements, opinion reports from reputed information exchange bureaus acceptable to the Bank or from other banks / institutions in India or overseas at the costs and expenses of the Borrower.

(vii) The Bank shall issue LCs only in a form acceptable to the Bank.

(viii) The Borrower shall make adequate arrangement for retiring the Documents under the LC Facilities and does not contemplate to seek any financial assistance from the Bank for such purpose, unless otherwise previously arranged with the Bank.

(ix) The Borrower shall have furnished to the Bank at the time of submitting the Documentary Credit Application, the following, duly completed:

(a) Order together with the order confirmation of Supplier; or

(b) Proforma invoice of Supplier duly countersigned by the Borrower; or

(c) Indent / offer from Supplier or his authorised agent together with the exchange control copy of the relative import licence; or

(d) Any other documents as may be specified by the Bank from time to time.

(x) The Borrower shall submit to the Bank the exchange control copy of the relative Customs Bills of Entry within the time limit stipulated by RBI.

(xi) In the event the Borrower requests the Bank to issue delivery order ("DO") pending receipt of Documents to enable the Borrower to clear the goods covered under the LCs, the Borrower shall accept and retire the Documents irrespective of any discrepancy on receipt or on due date without any demur whatsoever.

(xii) In the event agency commission is payable in India or abroad, the Borrower shall deduct the same and request the Bank to open the LCs for the net amount of the contract value. If the invoice(s) presented for negotiation by the foreign Suppliers indicate agency commission amount(s) payable to the local agents of such Suppliers, the Borrower shall promptly effect the payment of such commission in equivalent rupees out of its own resources and submit to the Bank the receipt(s) from the local agents of such Suppliers.

Borrower	Bank

(xiii) (a) The Documentary Credit Application shall be deemed to have been accepted when advice thereof has been sent to the beneficiary through SWIFT / tested telex / airmail;

(b) The date of receipt of Documents by the Bank under the LC Facilities as registered in the records of the Bank shall be conclusive and binding on the Borrower;

(c) The import of Goods is / are not in contravention of Trade Policy / Exim Policy guidelines and / or any other laws, policy and guidelines prescribed by the Government of India from time to time;

(d) It has a valid Import Export Code assigned by the Director General of Foreign Trade;

(e) It is authorised to undertake imports of the Goods, wherever applicable;

(f) The transaction covered under the LC Facilities does not involve and is not designed for the purpose of any contravention or evasion of the provisions of Foreign Exchange Management Act, 1999 or of any rule, regulations, notifications direction or order made thereunder or of any other law, rule, regulation or direction.

(xiv) The LCs may be amended and / or modified by the Bank in its absolute discretion, including for an increased limit on the Borrower giving the Bank written instruction for the same and in such an event, such amendment / modification will be deemed to form part of the relevant Documentary Credit Application and will be governed by the terms hereof and the Borrower agrees, covenants, records and confirms that it shall be bound by the same as if such amendment / modification including the increased limit had originally constituted the term of the LCs.

(xv) The LC Facilities shall be utilised only for the purpose as has been disclosed to the Bank in Documentary Credit Application, unless otherwise previously permitted by the Bank in writing;

(xvi) The Bank shall be entitled, at its sole discretion and without any reference to and / or consent of the Borrower, to make payment of the Bills under the LCs on presentment thereof or on the due date thereof;

(xvii) Notwithstanding the possibility or existence of any dispute or differences or of any arbitration or legal proceedings whatsoever between the Borrower and the beneficiary of the LCs and / or between the Borrower(s) inter-se, which may directly or indirectly arise out of or under or in connection with the subject matter(s) of the LCs or which may affect the legality or validity of the LCs and / or any transaction(s) relating thereto, the reasonableness or propriety or validity of any payment shall be conclusive and binding on the Borrower, in terms of its liability to the Bank under the Facility Agreement.

(xviii) In respect of Goods, their documents of title, or other related Documents in favour of the Bank / held by the Bank or released by the Bank, in its sole discretion, at the request of the Borrower, the Borrower agrees, confirms and undertakes that:

(a) the Borrower shall receive, hold and store, in trust for the Bank, the underlying Goods and / or their documents of title and/or the Documents delivered by the Bank to the Borrower, until sale of the underlying Goods. If so required by the Bank, the Borrower shall, acting in the capacity of the Bank's trust agents, sell the Goods, at such price as the Bank may approve and immediately upon receipt thereof, pay the said proceeds to the Bank without any deduction as well as advise the Bank of the account and the transaction in respect of which such payment is made;

(b) Bank shall have full authority to demand and receive from the purchaser, the purchase money of the Goods sold or any part thereof;

(c) Borrower shall at its own cost insure and keep the Goods insured to their full value against such risks and with such insurers, as acceptable to the Bank, and hold the policies in trust on behalf of the Bank and in the name of the Bank, and if required assign or ensure that Bank's name is noted as first loss payee, and deliver the policies to the Bank and ensure payment to the Bank of all sums payable by the insurers under or in respect of such policies;

(d) Borrower shall store / keep the Goods separate and shall not raise any finance against the same without the approval of the Bank and the Goods shall be excluded from the value of stocks for arriving at the Drawing Power for availing fund based financial assistance

Borrower	*Bank*

(e) Bank, its officers, servants and agents shall be at liberty at all times without notice to the Borrower, to inspect the Goods and retake possession or demand redelivery thereof to the Bank (which the Borrower undertakes to give on demand) and remove and sell the same, at such price, in such manner and upon such terms and conditions as the Bank may in its absolute discretion think fit and otherwise take whatever steps the Bank considers expedient for the protection of their interest therein and enforcement and realization of Security;

(f) the Goods shall be a Security to the Bank for the payment of all monies payable to the Bank from the Borrower under the LC Facilities and all monies in respect thereof under the Transaction Documents;

(g) the Goods shall in all respects be treated by the Borrower, in its books as belonging to and held on behalf of the Bank.

(xix) if for any reason whatsoever the liability of the Bank extends beyond the validity period specified in the LCs or if the Bank is prevented by any action initiated by the Borrower or otherwise from making payment of part or whole of the amounts under the LCs, the Borrower shall be liable to pay commission for such extended period, until the Bank is discharged of its obligations under the LCs.

(xx) the Borrower shall provide / deposit immediately on demand and without demur, additional acceptable security to the Bank and / or sufficient amounts by way of 100% cash margin on the amounts of the LCs in respect of which the Bank is restrained from making payment.

4. NO LIABILITY

The Borrower agrees that the transmission of all instructions and communications under the LCs and the shipping of Documents and the Goods thereunder is entirely at the Borrower's risk. The Bank or its correspondents or agents or confirming banks shall not be responsible for any error or delay in such transmission or loss or delay in delivery of the Documents or the Goods.

5. INDEMNITY

In addition to the indemnity provisions contained elsewhere in the Facility Agreement, the Borrower shall indemnify and keep the Bank indemnified against any liability, loss, damages, costs, which the bank may incur or suffer in connection with the LC as a result of:

(i) Bank issuing any DO and or the Borrower refusing to accept any discrepancy in the Documents on receipt or on due date;

(ii) any payments made to the Suppliers, under the LCs, inclusive of payments made outside India, regardless of the consignment of the Goods, irrespective of receipt of the relevant Documents and notwithstanding any discrepancy between the quantity or quality of the Goods received from the Suppliers and the contracted quantity and quality;

(iii) release to the Borrower, on trust, of the Goods, movables and other assets pledged to the Bank notwithstanding any discrepancy between the price, quantity and quality of the Goods and the price, quantity and quality specified in the contract;

(iv) Borrower's act, default or omission or of the Borrower's servants or employees or other person acting on behalf of the Borrower in respect of goods, movables and other assets pledged to the Bank and released to the Borrower on trust;

(v) The Bank complying with the Borrower's instructions to deliver to the Borrower or to the Borrower's clearing agents the documents covering the goods, movables and other assets; whether or not the said documents are in order; notwithstanding any discrepancy between the price / value, quantity and quality of the goods, movables and other assets covered by the documents and price, quantity and quality specified in the contract;

(vi) The Bank complying with the Borrower's request to effect advance payments from time to time to the suppliers, whether or not the suppliers consign the goods, movables and other assets, whether

Borrower	Bank

YATRA ONLINE LIMITED

ICICI Bank Limited Times Tower, Gurugram

or not the documents in respect thereof are received by the Bank; and notwithstanding any discrepancy between the quantity or quality of the goods, movables and other assets received from the suppliers and the contracted quantity and quality;

(vii) Any cost, charges and expenses incurred in connection with the Goods and / or the documents of title to Goods covered by the LCs including for re-shipment thereof for any reason whatsoever, or in the exercise or enforcement of any right or power hereby conferred or otherwise howsoever;

(viii) any claim, whatsoever which may be brought or made against or sustained or incurred by the Bank and which the Bank may become liable under or in respect of the LCs;

(ix) action or proceedings made or brought against the Bank, its correspondents or confirming banks or agents in connection with the LC;

(x) the Bank, its correspondents or confirming banks or agents having established the LCs;

(xi) every payment made, obligation, liability, loss and damage, penalties, taxes, etc.;

(xii) whatsoever undertaken or incurred or suffered by the Bank (whether directly or indirectly) under or in connection with and / or arising from all or any or some of such LCs;

(xiii) the Bank making payment to the Suppliers, under the LCs, without deducting tax in India whether or not such payment attracts withholding tax in India or requires due certification by a qualified accountant.

6. SALE OF GOODS

(i) On the happening of any of the Event of Default, the Bank shall be entitled without prejudice to any of its other rights contained in the Transaction Documents or under the law and without notice to the Borrower (which the Borrower hereby expressly waives), to sell the Goods whether before or after their arrival, either by public auction or tender or by private contract and subject to such conditions as the Bank may deem fit to impose, or otherwise dispose of or deal with the Goods or any part thereof and / or with the relative documents of title to the Goods in any manner whatsoever, without being bound to exercise any of these powers or liable for any loss in the exercise or non-exercise thereof. The proceeds realised from sale of the Goods or transfer or any document of title, remaining after deducting therefrom the costs and expense of and incidental to such sale or transfer, shall be applied in or towards payment or satisfaction of the amount(s) due to the Bank in respect of any payment made by the Bank under the LC Facilities for the account of the Borrower, and interest thereon and all costs charges and expenses as hereinabove mentioned. The Borrower shall accept the Bank's account of sale or realisation as conclusive evidence both in and out of court as to the amount(s) realised and expenses incurred, and shall pay forthwith any shortfall or deficiency remaining after such application. The Bank shall not be liable to the Borrower for any loss which may occur pending sale or disposal of the Goods and / or document of title of Goods, whether by reason of theft, damage, deterioration or decay of the Goods or depreciation in the value thereof or otherwise whatsoever be the cause.

(ii) The Borrower agrees and undertakes to sign, execute and deliver to the Bank from time to time on demand made by the Bank, such further or other deeds, documents and writings and do all such acts, matters and things as may be required by the Bank for better perfecting the title of the Bank to the Goods so as to render the same readily saleable or transferable by the Bank to any purchaser(s) at all time.

7. DEFINITIONS

Borrower	Bank

YATRA ONLINE LIMITED

ICICI Bank Limited Times Tower, Gurugram

(i) In this Part, unless there is anything repugnant to the subject or context thereof, the expressions listed below shall have the following meanings viz.:

"Amounts Devolved" means the sum of the payments due from the Borrower under all the LCs for which the Documents have been presented to and paid by the Bank but reimbursement thereof has not yet been made by the Borrower to the Bank.

"Applicable Rate of Exchange" means

(a) in case a forward exchange contract / swap has not been booked by the Borrower with the Bank, the applicable foreign currency bill selling rate of the Bank prevailing on the Date of Crystallization. Provided however, that if the relevant rate of exchange is not quoted or not available for any reason on such days, then the rate prevailing on the immediately next Business Day when such rate shall be quoted or be available shall be the Applicable Rate of Exchange;

(b) the forward exchange contract / swap rate in case a forward exchange contract / swap has been booked by the Borrower with the Bank.

"Bills" means, as the context may permit or require, any or each of the bills of exchange drawn under the LCs.

"Date of Crystallisation" means the 10th day after the date of receipt of Documents by the Bank under the LCs in the case of a Sight LCs, or the date of maturity in the case of a Usance LC or as per applicable rules from time to time.

"Documents" means the documents as specified under the LCs (including all bills) and drawn up in accordance with the terms of the LCs opened under the LC Facilities and / or the documents as specified under / or in connection with co-accepted bills.

"Documentary Credit Application" means, as the context may permit or require, any or each of the Borrower's application(s) to the Bank for opening LCs and all supporting documents furnished by the Borrower in respect thereof to the Bank.

"Goods" means the relevant goods described in the Documentary Credit Application.

"LC Outstanding" means the sum of the value of all the LCs opened by the Bank on behalf of the Borrower for which the Documents have not been presented to the Bank as well as the LCs where documents are received but are not due for payment / outstanding for payment.

"Letters of Credit" or "LCs" means, as the context may permit or require, any or each of:

(a) Usance LCs and / or Sight LCs, both inland and foreign,

(b) Usance LCs and / or Sight LCs, only foreign,

(c) Usance LCs and / or Sight LCs, only inland,

Issued / opened by the Bank as per the Documentary Credit Application to the Bank for opening LCs and all supporting documents furnished by the Borrower in respect thereof to the Bank.

"Sight LCs" means the LCs which provides for payment by the Bank to the negotiating bank on presentation of relevant Documents drawn under the LCs.

"Suppliers" means the suppliers of Goods as per the terms of the LCs.

"Usance LCs" means the LCs which provides for payment by the Bank on maturity as per the terms of the LCs.

PART B

(BANK GUARANTEE [BG] / STAND BY LETTER OF CREDIT [SBLC])

Borrower	Bank

1. BG / SBLC FACILITIES

The Bank has, at the request of the Borrower, agreed to grant to the Borrower working capital facilities by way of issue of bank guarantees / counter guarantees / standby letter(s) of credit ("BGs", which expression shall, as the context may permit or require, mean any or each of such BGs and all renewals made thereto from time to time) in favour of entities / persons acceptable to the Bank guaranteeing / undertaking payment obligations in terms of various contracts / agreements entered into between the Borrower and the respective beneficiaries, upto the maximum extent of the amounts of respective Limits specified in the CAL (the "BG Facilities"). Provided, however, the total of amounts outstanding under the BG Facilities shall not at any point of time exceed the amount of the respective Limits.

The Bank shall block Limits for the BG, under the BG Facilities, upto the expiry period or the claim period specified in such BG, whichever is later. However, where the original BG or a valid discharge letter is received from the beneficiary, the blocked Limits shall stand released.

2. PAYMENT AND INTEREST

(i) If the Bank is called upon to pay, or pays, all or any of the monies under or in respect of the BGs, the Borrower shall, without questioning the reasonableness or validity or otherwise of any payment made or required to be made by the Bank under the BGs, forthwith pay to the Bank, all amounts payable or as the case may be, paid by the Bank, including without limitation, all costs, charges and expenses whatsoever payable or paid, suffered or incurred by the Bank in respect of or in relation to or arising out of the obligations undertaken under the BGs (collectively, the "Defaulted Amounts - BGs") and until such payment by the Borrower, the same shall unless otherwise agreed to by the Bank, be deemed to be on demand loans to the Borrower carrying additional interest at the rate specified in Schedule III of the Facility Agreement. The Bank shall be entitled, at its sole discretion, without any further consent from the Borrower, to debit the Account or liquidate any security held by the Bank, with the amount of any payments the Bank is required to make / makes under or in respect of the BGs, as aforesaid. For avoidance of doubt, in the event of invocation of the BGs by the beneficiaries before and/ or after the expiry date of the BGs, irrespective of the claim period mentioned in the BGs where such claim period may be beyond the expiry date of the BGs, the Borrower specifically authorizes the Bank to pay to the respective beneficiaries until the beneficiary discharges the Bank under the respective BGs by delivery of the original BG or discharge letter to the Bank in this regard. The Borrower undertakes to repay the said amounts paid by the Bank, along with interest as applicable, in the event of invocation of the BGs by the beneficiary before and/or after the expiry date of the BGs, irrespective of the claim period mentioned in the BGs and further undertakes to deliver or cause the beneficiary to deliver the original BG or the discharge letter issued by the beneficiary to the Bank.

(ii) All payments made by the Bank in foreign currencies may be, at the option of the Bank, converted into rupees with reference to the actual cost to the Bank (including all commission or other bank charges and out-of-pocket expenses) in remitting the foreign currencies.

3. ADDITIONAL PROVISIONS

The Borrower further agrees, confirms and undertakes as follows:

(i) the Bank may, in its sole and absolute discretion and without reference to the Borrower and without the Bank being required to ascertain any breach of the agreements/ contracts underlying the BGs or the validity or legality or propriety thereof or otherwise and notwithstanding any directions to the contrary given by the Borrower or any other person on the ground of a dispute as to the liability of the Borrower / the Bank or otherwise, pay or admit or compromise or submit to arbitration or dispute or resist any claim or demand made against the Bank under or in respect of such BGs. Notwithstanding the aforesaid, the Borrower shall, in accordance with the Facility

Borrower	Bank

Agreement, continue to be liable to indemnify the Bank, in respect of any action or payment which the Bank may take or make.

(ii) The Borrower shall (unless otherwise agreed to by the Bank):

(a) duly and punctually observe, perform and comply with all the covenants, obligations and conditions of all the agreements underlying the BGs;

(b) not create or permit to subsist, any encumbrance of any nature whatsoever over all or any part of the underlying agreements;

(c) not amend or agree to amend or grant waiver of any of the provisions of the underlying agreements.

(iii) BGs will be issued by the Bank only as per the provisions of applicable laws and regulations including those laid down by RBI.

(iv) BGs shall be issued by the Bank only in a format acceptable to the Bank.

(v) in case of bid bond / earnest money deposits / advance payment / retention money BGs, stipulated under project exports or if the BGs are issued under any Export Promotion Capital Goods Scheme (EPCGS), the Bank shall be entitled to obtain counter guarantees from Export Credit Guarantee Corporation ("ECGC") or similar authority, at the costs and expenses of the Borrower.

(vi) if for any reason whatsoever the liability of the Bank extends beyond the validity period specified in the BGs or the BGs remain undischarged after the expiry of the validity period or if the Bank is prevented by any action initiated by the Borrower or otherwise from making payment of part or whole of the guaranteed amounts to the beneficiary of the BGs, the Borrower shall be liable to pay commission for the period for which the Bank remains liable under the BGs and / or the period for which the payment of the guaranteed amount / discharge from the guaranteed obligations has been delayed. The Borrower's obligations in relation to the payment of commission shall not be discharged as a result of insolvency or liquidation proceedings against the Borrower.

(vii) the Bank may, at its sole discretion, demand from the Borrower and the Borrower shall provide/deposit immediately on such demand and without demur, additional acceptable security to the Bank and/or sufficient amounts by way of 100% cash margin on the outstanding amounts of the BGs, including for BGs which in the Bank's opinion are likely to be invoked due to non / inadequate fulfillment of obligations by the Borrower. The Borrower shall accept the Bank's judgment on the likelihood of the guaranteed obligations being unfulfilled, as final and binding.

(viii) in the event of the interest rate on the principal amount of the financial assistances guaranteed by the Bank increasing for any reason whatsoever beyond the percentage specified in the underlying agreements / contracts and consequentially the liability and obligation of the Bank under the BGs increasing, the Borrower shall indemnify and keep indemnified the Bank to the extent of additional interest liability paid in such form as may be determined by the Bank.

(ix) where any BG issued under the BG Facilities is governed by foreign laws/ provisions of ICC Publications and/or is subject to a foreign jurisdiction, the Bank shall be free to obtain a legal opinion, for its reliance and benefit, from a reputed law firm of its choice in such foreign jurisdiction, at the cost of the Borrower.

(x) the Borrower shall provide instructions to the Bank only on Business Days and during normal business hours of the Bank. If any instruction is received by the Bank after normal business hours or on a day that is not a Business Day, it shall be considered to have been received on the immediate next Business Day.

(xi) where any BG provides for assignment by the beneficiary, the Borrower specifically authorizes the Bank to pay to the assignee in case of an assignment without verifying the validity, legality or enforceability of the assignment. In the event such assignee is subject to Sanctions, the Bank may, at its sole discretion, decide to pay or not to pay such assignee and the Borrower shall abide by the decision of the Bank in this regard.

(xii) where as per the terms of the BG, the Bank has issued/ agreed to issue a BG that may bind the Bank to renew/ issue a fresh BG, at the request of the beneficiary, without having the discretion to reject or refuse such extension, the Borrower confirms that the BG so issued is at its sole risk and responsibility. The Borrower undertakes to provide request for extension of such BGs, as may be required by the Bank.

(xiii) where as per the terms of the BG, the BG is either required to be extended or paid, then in the absence of any instructions from the Borrower regarding the extension, the Bank may decide to

Borrower	Bank

pay under the BG, in accordance with its terms. This is without prejudice to the right available to the Bank to refuse extension, if any, requested by the Borrower.

PART C
(BILLS FACILITIES)

1. FACILITIES IN THE NATURE OF PURCHASE / DISCOUNTING / NEGOTIATION OF BILLS

The Bank has, at the request of the Borrower, agreed to grant to the Borrower facilities (the "Bills Facilities") by way of discounting / purchasing / negotiation, from time to time, of cheques / bills of exchange / hundies, sight drafts and or other negotiable instruments, whether inland and / or foreign and whether clean, documentary, usance and / or demand (all of which are hereinafter referred to as the "Bills", which expression shall, as the context may permit or require, mean any or each of such Bills), with or without documents of title such as railway receipts, bills of lading, airway bills, motor transport receipts / lorry receipts, multimodal transport receipts, combined transport documents or any other documents of title (all of which are hereinafter referred to as the "Documents of Title", which expression shall, as the context may permit or require, mean any or each of such Documents of Title) upto the Limits specified in the CAL at any one time. All amounts paid by the Bank under the Bills Facilities shall be treated as advances made to the Borrower by the Bank and may be debited to the Account.

2 PURCHASE / DISCOUNTING / NEGOTIATION OF BILLS:

(i) Unless the Bank has agreed in writing to purchase or discount without recourse, the Bank shall have full recourse against the Borrower for the Bills amount, plus all charges, costs, losses(including foreign exchange losses) and expenses in the event of nonpayment of any amounts under the Bills for any reason whatsoever.

(ii) The Bank may, at its sole and absolute discretion, reserves the right to refuse to purchase or discount the Bills presented to the Bank by the Borrower without assigning any reason thereof despite availability of credit limits and the Bank shall not be liable to the Borrower in any manner for any loss or delay caused by such refusal.

(iii) The amount that would be credited to the Borrower's account with the Bank upon purchasing, discounting or negotiation of any Bills shall, in the case of Rupee Bill, be the rupee value thereof, and in the case of Foreign Currency Bill, be the rupee equivalent of the amount of such Bill calculated at the applicable rate of exchange prevailing on the date of purchasing, discounting or negotiation after deducting therefrom the interest, fee and commission, if any.

(iv) (a) Foreign Bills shall be purchased / negotiated / discounted at the rate quoted by the Bank at the time of purchase / negotiation / discounting. Interest on the amount of the Bill or on the said rupee equivalent of the amount of Foreign Bill shall be payable upfront / simultaneously with the Bank paying the amount of the Bill for the notional / normal transit period in the case of sight / demand Bill and for the period comprising of the notional transit period, usance and grace period (where applicable in the case of usance Bill). If the Bills are for any reason not realized on or before the notional due date, (calculated on the basis of usance and transit period as aforesaid), then the recovery of the amount of such Bills from the Borrower shall be kept pending for a further grace period of 30 (thirty) days from the notional due date ("Grace Period"). If the Bills are realized within the Grace Period, interest at the current maximum interest rate, permitted by FEDAI / RBI for the overdue period shall be recovered from and paid by the Borrower.

Borrower	Bank

YATRA ONLINE LIMITED ★

ICICI Bank Limited ★ Gurgaon

(b) If for any reason the foreign Bills are not realized on or before the expiry of the Grace Period, then the purchase transaction of such Bills shall be treated as cancelled vis-à-vis the Borrower, without affecting the Bank's rights as holders in due course of the Bills against the drawees and drawer and the rupee value of such Bills on the 30th day of the Grace Period, at the prevailing TT selling rate, shall be calculated and recovered from the Borrower together with interest at the rates mentioned here above or CAL. The difference, if any, between the earlier amount on the date of purchase / negotiation and as calculated above shall be added or deducted as the case may be while recovering the amount from the Borrower.

(v) Where any foreign Bill drawn under a Letter of Credit ("LC") are negotiated by the Bank at the request of the Borrower, the Borrower's obligations and liabilities to the Bank shall not in any circumstances be reduced, terminated or affected in any way by reason of any discrepancies, irregularities, defect in, invalidity or insufficiency of the documents of whatsoever nature claimed by the LC issuing Bank. All payments made by the Bank to the Borrower shall be treated as payment made under reserve and the Bank shall be entitled to reverse the entries, and claim payment from the Borrower of all such sums paid together with interest; if such Bills are returned / dishonoured unpaid from the LC issuing bank and the Borrower agrees to pay all such sums to the Bank forthwith on demand together with additional interest at the rate mentioned in Schedule III of the Facility Agreement, for the Bills Facilities.

(vi) The Borrower hereby agree and acknowledge that the Bank shall not be held liable or responsible to the Borrower for:

(a) Any act omission, default, suspension insolvency, or bankruptcy of any of the Bank's correspondent(s), agent(s), sub agent(s) or representative(s) ;

(b) Any delays, errors losses or non-delivery of the shipping documents/ documents of title and / or bills to, from or between the Banks correspondent(s) agent(s), sub-agent(s) or representative(s).

(c) Any delay in remittance or loss in exchange of the proceeds during the transmission or in the course of collection.

(d) Any nonpayment by or any delay in receiving payment from importer/ buyer / relevant parties;

(e) Any loss or damage sustained by the Borrower as result of the goods which the shipping documents relate to were (1) not delivered to the Importer/ Buyer, (2) lost in transmission, (3) damaged or (4) perished.

(vii) The liability of the Borrower to the Bank under the Bills Facility shall be independent of the liability of the drawee or acceptor of the Bills and the Bank's rights against the Borrower shall not be prejudiced or affected by (a) inaction on the part of the Bank in initiating proceeding for recovery of the monies from the drawee / acceptor/ endorser thereof;(b) failure of the foreign correspondent banks or agents appointed by the Bank in prompt presentment or in noting and protesting the Bills on dishonour thereof; (c) any other act which may prejudice the Borrower's rights against the drawee or acceptor or endorser and in the event of the aforesaid, the Bank shall not be obliged to give any notice of dishonour by the drawee / acceptor to the Borrower. The Borrower hereby agrees that the liability of the Borrower in respect of any Bills will cease only upon the receipt of the amounts thereof in the Bank's account

(viii) The Borrower hereby represents that:

(a) all Bills and documents tendered / submitted by the Borrower to the Bank represent (1) genuine sales transactions for supply of goods/ services and have been validly issued by the relevant parties; (2) the amounts of such Bills truly represent the value of the goods / services so transported / shipped / provided;

(b) the goods referred to in the shipping / transport documents are of proper character, quality, quantity, legal and conditions;

(c) every such Bill tendered by the Borrower to the Bank correspond to execution of definite orders received by Borrower;

(d) the Bank is entitled to treat every Documents of Title handed over by the Borrower as genuine without any further inquiry; and

(e) Bills have not been drawn on any of Borrower's branches nor on any firm or other person in which we have any proprietary, partnership or other interest.

(ix) The Bank shall not be responsible for any damage caused to goods covered by the Bills, accepted by the Bank, in course of transit or for its loss, delayed delivery, short delivery or wrong delivery or for

Borrower	Bank

delayed or non-presentation or wrong presentation of the Bills to paying authorities or drawees for any reason whatsoever, and in case, the Bills are sent for collection to other bank(s) or drawee(s) / customer(s), the Bank shall not be responsible for the non-receipt by it of the remittance representing the proceeds of the Bills and the relative Bills will be collected entirely at the Borrower's risk, cost and responsibility and the Borrower shall pay the Bank such costs, charges and expenses, if incurred by the Bank.

(x) The Borrower agrees to effect insurance of the Goods / consignment covered by the documents of title against such risk including risk from sea perils and hazards, fire, earthquake, theft, riot etc. as may be required by the Bank.

(xi) The Bank may, at its option but at the cost, risk and responsibility of the Borrower, appoint an agent (including bank) for collection. The Bank or the agent may, at its option but at the cost, risk and responsibility of the Borrower:

(a) send for collection by post or otherwise to another agent or to the drawee thereof any Bills with or without Documents of Title and such other agent or the drawee shall be deemed to be the agent for collection;

(b) receive in exchange for Bills, other mandates or Bills, for payment in lieu of cash.

(xii) The Borrower hereby agrees that the delivery of the Documents of Title to goods by the Bank, to the drawees or acceptors, shall not prejudice the rights of the Bank on any of such Bills in case of dishonour nor shall any recourse taken thereon, affect the Bank's title to such Documents of Title, to the extent of the Borrower's liability to the Bank hereunder and that notwithstanding any change by death, retirement, insolvency, dissolution or bankruptcy of the Borrower, the powers and authorities hereby given to the Bank, shall continue to hold good as against the Borrower till all the amounts due under the Transaction Documents are repaid / paid in full. It is also agreed that the Bank shall not be responsible for the default of any agent, broker or auctioneer employed by it for any purpose.

(xiii) The Borrower shall furnish to the Bank, in advance, a list of local parties on whom the Borrower intends to draw usance Bills for the Bank's prior approval; such Bills shall be accompanied by copies of invoices bearing acknowledgments of the purchasers in token of their having received the goods and shall be offered for discount only after acceptance of Bills by the drawees and the Bills will not be collected by the Borrower through other banks.

3. CERTAIN ADDITIONAL PROVISIONS RELATING TO BILLS DRAWN BY THE BORROWER

(i) In respect of advances granted by the Bank to the Borrower under the Bills Facilities for Bills drawn by the Borrower on its various customers expressed in any currency and whether under LC or otherwise, the Borrower agrees, confirms and undertakes as follows:

(a) the Bills shall bear adequate stamp duty (if applicable) before purchase / negotiation / discounting.

(b) The Bills pertaining to supplies shall be drawn up in a proforma acceptable to the Bank, and where such Bills are accepted by the Bank for purchase / negotiation / discounting, the same shall be accompanied by either railway receipts, bills of lading or other documents of title.

(c) In case of demand / usance documentary Bills, the documents will be delivered to the drawees only after the Bills are paid / accepted; The Bank shall, in its sole discretion, be entitled to accept payment of Bills before maturity from, the drawees thereof by allowing such discount / deduction in consideration of such premature payment. The Borrower shall ensure that such Bills are accepted by the drawees on presentation and retired on due dates; In the event of the Bills remaining unaccepted on presentation or unpaid on due dates thereof, the Bank shall be entitled to recover the amount of such Bills along with Penal Charges at the rate specified in Schedule II of the Facility Agreement and other incidental charges by debit to the Borrower's Account or otherwise.

(d) Where at the request of the Borrower, the Bank has agreed to purchase / negotiate / discount Bills in respect of sales made by the Borrower to its customers, whereby finished goods are directly sent to the customers at customers' requests and copies of the relative invoices with or without receipted challans or accepted delivery notes, receipt notes, inspection notes, etc.

Borrower	Bank

tendered by the Borrower to the Bank as evidencing dispatch of finished goods along with the accepted Bills and where under such circumstances or any other circumstances the Borrower receive(s) payment of the Bills directly from the drawees of such Bills, the Borrower shall immediately deposit the proceeds of the Bills and the sale proceeds of the goods covered by such Bills, directly received by the Borrower or the agent(s) of the Borrower, whether in cash or by cheques or by any other mode of payment, towards repayment / payment of all outstandings in respect of the advances granted by the Bank

(e) In case of Bills Facilities, if any payment is received by the Borrower or its agents, from the drawee/customers, the same shall be immediately deposited with the Bank, towards repayment / payment of all outstanding's in respect of the advances granted by the Bank.

(f) The Borrower declares and confirms that on the Bank discounting the Usance Bills, the Bank will have good title thereto and will be entitled to have the Bills rediscounted with RBI, Discount and Finance House of India Limited, and any scheduled commercial bank or any other approved financial institution or otherwise deal with the Usance Bills as the holder thereof.

(g) The Borrower further confirms that notwithstanding anything to the contrary contained in the Transaction Documents or any documents or letters written by the Borrower to the suppliers of Goods to the Borrower ("Suppliers") or by the Suppliers to the Borrower, the Borrower shall be irrevocably, absolutely and unconditionally liable to pay to the Bank the amounts of the Usance Bills discounted with the Bank, at the maturity of such Usance Bills and that the Borrower shall continue to be so liable notwithstanding any claim, right, dispute or litigation arising or which may arise between the Borrower and the Suppliers .

(h) The Borrower agrees and confirms that on the acceptance of the Usance Bills by the Borrower and the same being discounted by the Bank, the proceeds thereof shall be paid by the Bank to the Suppliers by means of banker's cheque or by any other means as may be deemed fit by the Bank.

(i) In case the Bills are honoured for payment for a reduced amount, the Borrower authorises the Bank to accept such reduced payment and undertakes to make good the shortage or any loss arising therefrom and further acknowledges that the Bank shall not be responsible in any manner whatsoever.

(j) Where the drawees return unpaid Bills to the Borrower directly, the Borrower shall immediately, on receipt thereof, return the Bills together with Documents of Title to the Bank and the Bank's receipt thereof shall be without prejudice to its right of recovery from the Borrower of the amounts covered by the Bills together with all interest (including Penal Charges), costs, charges, expenses and monies whatsoever stipulated in or payable under the Transaction Documents.

(k) Where the Bills are drawn by the Borrower and accepted by the drawees, the Borrower agrees that the subsequent credit to the concerned Account under the Bills Facilities, unless specifically apportioned by the Borrower or the Bank to the discharge of particular Bill, will not discharge the debt represented by such Bills

(ii) The Bank shall have first and paramount right of lien on the Bills and the monies received thereunder. All goods represented by or related to the said Bills (the "Goods") purchased or discounted by the Bank shall be held and charged as continuing collateral for all moneys due and payable by Borrower to the Bank. The Borrower hereby absolutely and unconditionally assign all its rights, title, benefits and interest in the Goods in relation to the Bills / shipping documents/ Documents of Title and the proceeds of the sale and / or insurance relating to the Goods to the Bank. Such assignment shall be and remain intact until payment of the Bills and all sums that may be due thereunder by the Borrower to the satisfaction of the Bank. The Borrower hereby irrevocably authorizes the Bank at Borrower's cost and expense, to deal with the Goods, including but not limited to taking such steps for warehousing, insuring, protecting, taking possession or realizing the value of the goods in any manner at such price and at such time as the Bank deems fit and expedient. The Bank shall not be liable for the neglect of any person employed by the Bank (whether as agent or principal) in connection with or any of the forgoing reasons. For the purpose of this clause, the Borrower hereby appoint the Bank or any person authorized by the Bank as Borrower's attorney, in Borrower's name and on behalf of the Borrower to do all acts and things as

Borrower	Bank

YATRA ONLINE LIMITED

ICICI Bank Limited Times Tower, Gurugram

fully and effectually as Borrower could do themselves in connection with the Goods including but not limited to registering the power of attorney serving the relevant notice of assignment to effect the assignment created herein.

(iii) In the event of non-payment of the Bills, the Bank may without prejudice to any of its other rights contained in the Facility Agreement or under the law, at any time, without being bound to exercise any of these powers, sell / dispose the aforementioned Goods by public auction or private sale and at such price and at such terms, as the Bank determine at its sole discretion without notice to the Borrower. The Borrower acknowledges and agrees that the Bank may exercise such rights concurrently or otherwise with other rights and remedies that the Bank may have against the Borrower. The receipts of proceeds of the sale shall be first utilized by the Bank to settle any expenses, cost, charges, fees and losses (including foreign exchange losses) incurred by the Bank and the remaining balance, if any, be retained /applied by the Bank towards payment or satisfaction of the amount(s) due to the Bank in respect of any amounts advanced by the Bank under the Bills Facilities to the Borrower, and interest thereon and all costs charges and expenses and to recover any loss, damage or liability that may be sustained by the Bank as a result of non-payment of the Bills. The Borrower shall accept the Bank's account of sale or realisation as conclusive evidence both in and out of court as to the amount(s) realised and expenses incurred, and shall pay forthwith any shortfall or deficiency remaining after such application.

(iv) The Borrower agrees and undertakes to sign, execute and deliver to the Bank from time to time, on demand made by the Bank, such further or other deeds, documents and writings and do all such acts, matters and things as may be required by the Bank for better perfecting the title of the Bank to the Goods and the Documents of Title so as to render the same readily saleable or transferable by the Bank to any purchaser(s) at all time.

(v) Indemnity: In addition to the indemnity provisions contained elsewhere in the Facility Agreement, the Borrower shall indemnify and keep the Bank indemnified from and against any suit, proceedings, consequences, payment, liabilities, loss(including foreign exchange losses), damages, costs, fees (including legal fees) third party claims (including any applicable indirect taxes), of whatsoever nature and description that may be incurred or sustained by the Bank as a result of or in connection with (including but not limited to):

(a) any representation and warranty are found to be untrue and false the Bank having agreed to purchase / negotiate / discount the Bills;
(b) any defect, irregularity or discrepancy/ies in any Bill or Documents of Title of any nature whatsoever or for any departure from the terms of the LC; and
(c) any loss caused by delay in delivery or misdelivery or loss of any Bills, Documents of Title or the Goods/ consignment covered by the Documents of Title in the course of transit or otherwise howsoever.

4. CERTAIN ADDITIONAL PROVISIONS RELATING TO BILLS DRAWN ON THE BORROWER

(i) At the request of the Borrower, the Bank has agreed in its sole and absolute discretion to discount of the usance Bills ("Usance Bills") with usance ordinarily not exceeding 90 (ninety) days drawn on the Borrower by the suppliers ("Suppliers") of goods and accepted by the Borrower for an amount, at any time, not exceeding the Limits under the Bills Facilities.

(ii) Whenever the Borrower requires the Bank to discount the Usance Bills, the Borrower shall lodge with the Bank such Usance Bills together with the original and / or copies of invoices and the receipted delivery challans evidencing the supply to the Borrower of the goods drawn by the Suppliers.

(iii) The Borrower hereby confirms and declares that the amounts represented by the Usance Bills drawn on the Borrower by the Suppliers will be due and owing by the Borrower to the Suppliers and that the goods represented by the invoices accompanying the Usance Bills will have been duly

Borrower	Bank

ordered and received by the Borrower and that the amounts of such Usance Bills will be paid by the Borrower to the Bank at maturity.

(iv) The Borrower declares and confirms that on the Bank discounting the Usance Bills, the Bank will have good title thereto and will be entitled to have the Bills rediscounted with RBI, Discount and Finance House of India Limited, any scheduled commercial bank(s) or any other approved financial institution or otherwise deal with the Usance Bills as the holder thereof.

(v) The Borrower further confirms that notwithstanding anything to the contrary contained in the Facility Agreement and / or any documents or letters written by the Borrower to the Suppliers or by the Suppliers to the Borrower, the Borrower shall be irrevocably, absolutely and unconditionally liable to pay to the Bank the amounts of the Usance Bills discounted with the Bank at the maturity of such Usance Bills and that the Borrower shall continue to be so liable notwithstanding any claim, right, dispute or litigation arising or which may arise between the Borrower and the Suppliers / drawers.

(vi) The Borrower agrees and confirms that on the acceptance of the Usance Bills by the Borrower and the same being discounted by the Bank, the proceeds thereof shall be paid by the Bank to the Suppliers by means of banker's cheque or by any other means as may be deemed fit by the Bank.

PART D
(EXPORT PACKING CREDIT FACILITIES - EPC)

1. EXPORT PACKING CREDIT FACILITIES

(i) The Bank has, at the request of the Borrower, agreed to grant working capital facilities in the nature of Export Packing Credit Facilities, in foreign currencies and / or in rupees for amounts not exceeding the Limits (the "EPC Facilities", which expression shall, as the context may permit or require, mean any or each of such EPC Facilities) from time to time.

(ii) The EPC Facilities may be on running account basis or on order basis by way of packing credit loans.

(iii) All amounts paid by the Bank against the EPC Facilities shall be treated as advances made to the Borrower by the Bank and may be debited to the Account.

(iv) The amounts against the EPC Facilities may be disbursed by the Bank in a phased manner, depending on the export needs of the Borrower.

2. BORROWER'S UNDERTAKINGS

(i) The Borrower shall keep a separate account and stock book in respect of the goods underlying the EPC Facilities and shall send weekly statements of the purchases made and goods utilized for the purpose of manufacturing finished goods.

(ii) The outstanding amounts under the EPC Facilities shall not, at any point of time exceed the respective Limits and the Bank shall have an absolute discretion to determine what amount within the respective Limits it will advance and / or allow to be outstanding from time to time in the relevant Account.

(iii) The Borrower shall procure cover from Export Credit Guarantee Corporation ("ECGC") and / or take a packing credit whole turnover pre-shipment policy of ECGC, for the EPC Facilities and shall pay the premia time to time for keeping the aforesaid policies alive and in case of default, the Bank may pay the same and debit the amount to any of the relevant Account.

(iv) The Borrower shall procure the valid shipping and other documents including insurance policies from ECGC for packing credit or such policies as may be required by the Bank, jointly or severally, in respect of the goods to be shipped to the foreign buyers and shall hand over the same to the Bank for negotiating and / or realizing the price from the bankers of or from the foreign buyers or in such other way as the agreement for sale provides for the payment of the price thereof. The Borrower shall take every care and caution to see that the said shipping and other documents of sale are drawn strictly in conformity with the letter(s) of credit and / or usual trade practices and shall get

Borrower	Bank

the same corrected and / or altered, if found defective in any manner whatsoever. In case of default by the Borrower to procure the aforesaid documents, the Bank shall, at the cost and expense of the Borrower, be entitled to procure the same and to insure the goods against marine, fire, export risks and such other risks as may be deemed necessary by the Bank as also represent the Borrower in the office(s) of the Export Controller, ECGC and such other authorities as may be necessary in that behalf.

(v) The Bank shall not be responsible if the price payable or receivable, by or from the foreign buyers, is reduced on account of the changes in the rate(s) of exchange and such loss, if any, shall be borne by the Borrower alone. The Borrower further undertakes to obtain forward cover for the foreign currency payments to be received by it under the aforesaid bills to cover exchange fluctuation risks.

(vi) The Borrower shall regulate its drawings out of and payments into each of the relevant Account in such manner that the amount due from time to time for principal on such Account shall be kept within the respective Limits.

PART E

(SHORT TERM LOAN - STL)

SPECIFIC PROVISIONS FOR SHORT TERM FOREIGN CURRENCY (FC) LOAN FACILITIES AND SHORT TERM RUPEE LOAN FACILITIES

A. SHORT TERM FOREIGN CURRENCY (FC) LOAN FACILITIES

1. AMOUNT OF THE SHORT TERM FC LOAN FACILITIES

The Borrower agrees to borrow from the Bank and the Bank agrees to extend / grant to the Borrower from time to time the sums to the maximum extent in various foreign currencies set out below in this Section or their equivalents in other foreign currencies, equivalent in the aggregate to about the particular Limits specified in the CAL.

The amount of sums agreed to be extended / granted as mentioned above or so much thereof as may be outstanding from time to time is hereinafter referred to as the "Short Term FC Facilities". The Borrower shall make drawals of the Short Term FC Facilities only through the Account.

2. FORWARD CONTRACTS

The Borrower shall not without the prior approval of and subject to such terms and conditions as may be specified by the Bank in that regard, enter into forward contracts, swaps, options or other liability management contracts in respect of the Short Term FC Facilities or in respect of payment of interest or other payments under the Facility Agreement. If the Bank agrees to the Borrower entering into any such contracts, etc. the same shall be carried out exclusively through the Bank only.

3. PROVISIONS RELATING TO ALTERATION IN THE CURRENCY / SHORT TERM FC FACILITIES / CURRENCY OR INTEREST SWAPS

3.1 The Bank may at any time, at its absolute discretion, substitute the original currency or its equivalent currency as the case may be of the Short Term FC Facilities or any part thereof, with a new foreign currency or its equivalent currency. In such an event, the liability of the Borrower in respect of the Short Term FC Facilities or such part thereof, as regards rate of interest, repayment of principal, date and mode of such payment / repayment shall be as applicable to such new currency or its equivalent currency as intimated by the Bank to the Borrower, which shall be final and binding on the Borrower.

3.2 The Bank may, at any time, at its absolute discretion, effect currency and / or interest rate swap for the Short Term FC Facilities or any part thereof provided / agreed to be provided under the Facility Agreement. In such an event, the liability of the Borrower in respect of the Short Term FC Facilities or such part thereof as regards the currency or currencies of repayment, payment of principal, interest and all other monies

Borrower	Bank

payable under the Facility Agreement / rate of interest on principal of the Short Term FC Facilities or such part thereof, shall be as intimated by the Bank to the Borrower, which shall be final and binding on the Borrower.

4. PLACE AND MODE OF PAYMENTS AND CREDIT THEREFOR

Notwithstanding anything contrary contained in the Facility Agreement, but subject to sub-clause (vii) below, the Borrower shall make payments to the Bank, whether of principal amount of the Short Term FC Facilities, interest, premium on prepayment, if any, in equivalent rupees in lieu of foreign currencies subject to the following conditions:

(i) The rupee sum shall be the rupee equivalent of the foreign currencies to be remitted on the Due Dates inclusive of all commissions or other bank charges and out of pocket expenses as determined by the Bank.

(ii) The rupee sum shall be paid by the Borrower to the Bank 10 (ten) Business Days in advance of the Due Dates to enable the Bank to remit the foreign currencies on the Due Dates.

(iii) The rupee sum shall be paid by the Borrower to the Bank in the relevant Account and shall be so paid as to enable the Bank to realise the amounts at par.

(iv) Credit for all payments by local cheque / bank draft will be given on the immediate next Business Day after the date of receipt of the instrument or the relative Due Date, whichever is later. Credit for all payments by outstation cheque / bank draft will be given only on realisation or on the relative Due Date, whichever is later.

(v) For the purpose of sub-clause (i) above a statement signed by a designated officer of the Bank shall be sufficient evidence of the Rupee equivalent of the foreign currencies, costs, commission, charges and expenses.

(vi) Any difference on account of exchange fluctuations, in the rates of foreign currencies involved between the payment made by the Borrower to the Bank and the actual amounts incurred by the Bank, shall be borne by or be given credit to the Borrower.

(vii) If the Bank decides not to call for payment in equivalent Rupees in the manner provided above, the Bank shall have the right to notify the Borrower the place or places where and the person or persons to whom the payments in foreign currencies falling due thereafter shall be made and all expenses involved in making payments in the manner so notified shall be borne by the Borrower.

5. RUPEE TYING OF DEFAULTED AMOUNTS

5.1 Without prejudice to any of the obligations of the Borrower in terms of the Transaction Documents, in the event of default by the Borrower in making payment in discharge of any of its obligations under the Transaction Documents on the Due Dates, notwithstanding anything to the contrary contained in the Transaction Documents, the liability of the Borrower thereafter in respect of such amounts may be converted to Rupees, which sums shall be determined and notified by the Bank to the Borrower in accordance with the provisions of this Part (the "Rupee Tied Defaulted Amounts").

5.2 Notwithstanding anything to the contrary contained in the Facility Agreement, the Rupee Tied Defaulted Amounts will, during the period of default, carry interest from the respective Due Dates at the rate specified in the CAL and shall be payable on the Due Dates for payment of interest under the Facility Agreement.

B. SHORT TERM RUPEE FACILITIES:

The Bank may extend / grant to the Borrower Facilities not exceeding the Limits specified in the CAL (hereinafter referred to as the "Short Term Rupee Facilities"). The Borrower shall make drawals of the Short Term Rupee Facilities only through the relevant Account.

C. REVOLVING FACILITIES

The Short Term FC Facilities and the Short Term Rupee Facilities are hereinafter referred to as the "Short Term Loan Facilities", which expression shall mean any or each of them as the context may permit or

Borrower	Bank

require. It is hereby agreed between the parties that the Short Term Loan Facilities are in the nature of revolving finance.

PART F
(CO-ACCEPTANCE BILLS FACILITIES)

1. CO-ACCEPTANCE FACILITIES

The Bank has, at the request of the Borrower, agreed to co-accept Bills for amounts to the maximum extent of the respective Limits specified in the CAL (the "Co-acceptance Facilities", which expression shall, as the context may permit or require, mean any or each of such Co-acceptance Facilities) from time to time. Provided that the sum total of Bills Outstanding under the Co-acceptance Facilities, shall not at any point of time exceed the amount of the relevant Limits. All amounts paid by the Bank against the Co-acceptance Facilities will be treated as advances made to the Borrower by the Bank and shall be debited to the concerned Account. All such sums shall also be repayable on demand.

2. PAYMENT AND INTEREST

(i) The Borrower shall reimburse / pay to the Bank, on or prior to the Date of Crystallization of the Bill, all amounts paid or liabilities incurred by the Bank under the Co-acceptance Facilities on behalf of the Borrower, together with all interest, costs, charges and expenses due to the Bank in respect thereof under the Transaction Documents.

(ii) If, on default by the Borrower in paying / reimbursing amounts paid / payable by the Bank in respect of the Borrower's liability under any co-accepted Bills on the Date of Crystallisation, the Bank is called upon / required to pay or has paid, all or any of the monies in pursuance of such co-accepted Bill, the Borrower shall forthwith pay to the Bank, all amounts payable or as the case may be, paid by the Bank under such co-accepted Bill together with all interest, costs, charges and expenses due to the Bank in respect thereof under the Transaction Documents.

(iii) Notwithstanding the above and without prejudice to the Bank's rights under the Transaction Documents, the Bank shall be at liberty to crystallise on the Date of Crystallisation, the Borrower's outstanding liability in respect of any co-accepted Bills (the "Defaulted Amounts – Co-Acceptance Facilities") and until such payment by the Borrower, the same shall unless otherwise agreed to by the Bank in writing be deemed to be an on demand loan to the Borrower and shall, without prejudice to any other rights and remedies available to the Bank, carry Penal Charge at the rate specified in Schedule II of the Facility Agreement.

3. ADDITIONAL PROVISIONS IN RELATION TO CO-ACCEPTANCE FACILITIES

(i) Borrower's Undertakings- The Borrower further agrees, confirms and undertakes as follows:

(a) The Bank may in its sole and absolute discretion and without reference to the Borrower and without the Bank being required to ascertain any breach of the Documents or the validity thereof or otherwise of the demand for payment made against the Bank and notwithstanding any directions to the contrary given by the Borrower or any other person on the ground of a dispute as to the liability of the Borrower or otherwise, admit or compromise and pay or submit to arbitration or dispute or resist any claim or demand made against the Bank under or in respect of such guarantees and indemnities and the counter-indemnity of the Borrower contained herein shall continue to be available to the Bank in respect of any action or repayment which the Bank may take or make.

(b) The Borrower shall duly and punctually observe, perform and comply with all the covenants, obligations and conditions of the Documents including due payment and discharge of all its payment obligations under such contracts / agreements on the due dates.

(c) The Borrower shall not create or permit to subsist, any encumbrance of any nature whatsoever over all or any part of the Documents or its rights thereunder.

(d) The Borrower shall not amend or agree to amend or grant waiver of any of the provisions of the Documents.

(e) The Bills will be co-accepted by the Bank only as per the provisions of applicable laws.

Borrower	Bank

YATRA ONLINE LIMITED

ICICI Bank Limited

(f) In case of high value / machinery Bills, the Borrower shall, if so required by the Bank, furnish projected cash flow statements. In addition, the Bank shall be entitled to also call for opinion reports from reputed information exchange bureaus or from other banks / institutions at the costs and expenses of the Borrower;

(g) The Borrower shall make adequate arrangement for retiring the Bills under the Co-acceptance Facilities and does not contemplate to seek any financial assistance from the Bank for such purpose.

(h) The Borrower shall have furnished to the Bank at the time of submitting the Co-acceptance Request Letter, the following, duly completed:(1) Order together with the order confirmation of Supplier; or (2) Proforma Invoice of Supplier duly countersigned by the Borrower; or (3) Indent / Offer from Supplier or his authorised agent together with the exchange control copy of the relative import licence; or (4) Exchange control copy of the relative customs bills of entry within the time limit stipulated by RBI.

(ii) CONFIRMATION BY BORROWER

The Borrower further agrees, confirms and declares that:

(a) the Co-acceptance Request Letter shall be deemed to have been accepted when advice thereof has been sent to the beneficiary through SWIFT / tested telex / airmail;

(b) the date of receipt of Documents by the Bank under the Co-acceptance Facilities as registered in the records of the Bank shall be conclusive and binding on the Borrower;

(c) the import of Goods is / are not in contravention of trade policy / EXIM policy guidelines and / or any other laws, policies and guidelines prescribed by the Government of India from time to time;

(d) it has a valid import export code number assigned by the Director General of Foreign Trade and is authorised to undertake imports of the Goods;

(e) the Bank shall be entitled, at its sole discretion and without any reference to and / or consent of the Borrower, to make payment of all or any part of the sum or sums under or by virtue of the co-accepted Bills on a request or demand being made on the Bank for this purpose thereunder. Any request or demand made to or upon the Bank by the beneficiary or beneficiaries of co-accepted Bills for payment(s) of any sum or sums of money shall be sufficient authority from the Borrower to the Bank for making such payment(s);

(f) notwithstanding the possibility, existence of any dispute or differences or of any arbitration or legal proceedings whatsoever between the Borrower and the beneficiary of co-accepted Bills and / or between the Borrower(s) inter-se which may directly or indirectly arise out of or under or in connection with the subject matter(s) of the Documents / Co-acceptance Request Letter or which may affect the legality or validity of the co-accepted Bills and / or any transaction(s) relating thereto, the reasonableness or propriety or validity of any such payment shall be conclusive and binding on the Borrower in terms of its liability to the Bank under the Facility Agreement;

(g) the Bank shall be entitled, without any further consent from the Borrower, to debit any Account, with the amount of any payments that it may make under or in respect of the co-accepted Bills.

(iii) NO LIABILITY

The Borrower agrees that the transmission of all instructions and communications with the Supplier and the shipping of documents and the Goods thereunder is entirely at its risk. The Bank or its correspondents or agents shall not be responsible for any error or delay in such transmission or loss or delay in delivery of the documents or the Goods.

(iv) INDEMNITY

The Borrower shall indemnify and keep the Bank indemnified against any liability, loss, damages, costs, third party claims (including legal fees and any applicable indirect taxes) incurred by the Bank as a result of or in connection with (including but not limited to):

Borrower	Bank

YATRA ONLINE LIMITED

ICICI Bank Limited, Tower, Gurugram

(a) the co-accepted Bills or any payments made thereunder or in relation thereto, including to any Suppliers outside India, without deducting tax in India, whether or not such payment attracts withholding tax in India or requires due certification by a qualified accountant;
(b) the goods and / or the documents of title to the goods, covered by the co-accepted Bills including for re-shipment thereof, for any reason whatsoever, or in the exercise or enforcement of any right or power hereby conferred or otherwise howsoever;
(c) any liability or loss incurred or suffered by and/or any action or proceedings made or brought against the Bank, its correspondents or agents by reason of it having co-accepted the Bills; and
(d) every payment made, obligation, liability, loss and damage, penalties, taxes, etc. whatsoever undertaken or incurred or suffered by the Bank (whether directly or indirectly) under or in connection with and / or arising from all or any or some of such co-accepted Bills;

(v) SALE OF GOODS

(a) On the happening of any of the Events of Default, the Bank shall be entitled without prejudice to any of its other rights contained in the Transaction Documents or under the law and without notice to the Borrower which the Borrower hereby expressly waives, to sell the Goods whether before or after their arrival either by public auction or tender or by private contract and subject to such conditions as the Bank may deem fit to impose, or otherwise dispose of or deal with the Goods or any part thereof and / or with the relative documents of title to Goods in any manner whatsoever, without being bound to exercise any of these powers or liable for any loss in the exercise or non-exercise thereof. The proceeds realised from sale of the Goods or transfer or any document of title, remaining after deducting therefrom the costs and expense of and incidental to such sale or transfer, shall be applied in or towards payment or satisfaction of the amount(s) due to the Bank in respect of any payment made by the Bank under the Co-acceptance Facilities for the account of the Borrower, and interest thereon and all costs charges and expenses as hereinabove mentioned. The Borrower shall accept the Bank's account of sale or realisation as conclusive evidence both in and out of court as to the amount(s) realised and expenses incurred, and shall pay forthwith any shortfall or deficiency remaining after such application. The Bank shall not be liable to the Borrower for any loss which may occur pending sale or disposal of the Goods and / or document of title of goods, whether by reason of theft, damage, deterioration or decay of the Goods or depreciation in the value thereof or otherwise whatsoever be the cause.
(b) The Borrower agrees and undertakes to sign, execute and deliver to the Bank from time to time on demand made by the Bank, such further or other deeds, documents and writings and do all such acts, matters and things as may be required by the Bank for better perfecting the title of the Bank to the Goods and the Documents covered under the Co-acceptance Facilities and / or to render the same readily saleable or transferable by the Bank to any purchaser(s) at all time.

4. DEFINITIONS

In this Part, unless there is anything repugnant to the subject or context thereof, the expressions listed below shall have the following meanings:

"Applicable Rate of Exchange" means
(a) in case a forward exchange contract / swap has not been booked by the Borrower with the Bank, the applicable foreign currency bill selling rate of the Bank prevailing on the Date of Crystallisation. Provided however, that if the relevant rate of exchange is not quoted or not available for any reason on such days, then the rate prevailing on the immediately next Business Day when such rate shall be quoted or be available shall be the Applicable Rate of Exchange;
(b) the forward exchange contract / swap rate in case a forward exchange contract / swap has been booked by the Borrower with the Bank.

"Bills" means, as the context may permit or require, any or each of the bills of exchange denominated in foreign exchange that raised on the Borrower by the Suppliers.

Borrower	Bank

YATRA ONLINE LIMITED

ICICI Bank Limited

"Bills Outstanding" means, as the context may permit or require, any or each of the sum of the payments due from the Borrower under the LCs for which the Documents have been presented to the Bank but reimbursement / payment has not yet been made by the Borrower to the Bank.

"Co-acceptance Request Letter" means, as the context may permit or require, any or each of the Borrower's request(s) to the Bank for adding co-acceptance to a Bill (as per the format specified by the Bank).

"Co-acceptance Confirmation" means, as the context may permit or require, any or each of the confirmation issued by the Bank, at its sole discretion (as per the format specified by the Bank confirming its co-acceptance of the Bill, pursuant to a request of the Borrower made vide a Co-acceptance Request Letter.

"Date of Crystallisation" means, as the context may permit or require, any or each of the last date(s) of usance period under the co-accepted Bill.

"Documents" means the documents as specified under / or in connection with co-accepted Bill.

"Suppliers" means, as the context may permit or require, any or each of the suppliers of Goods to the Borrower to whom the Borrower is obliged to make payment as per the terms of the respective contracts entered into between them and the Borrower.

ANNEXURE II

Borrower Education and Information

With reference to the Facilities sanctioned to the Borrower vide the Transaction Document, the Borrower is hereby informed of the following concepts and illustrative examples related to due dates, classification of the borrowal accounts as SMA/NPA in the course of the conduct of the accounts.

Borrower	Bank

Dues: mean the principal / interest/ any charges levied on the loan account which are payable within the period stipulated as per the terms of sanction of the Facilities.

Overdue: mean the principal / interest/ any charges levied on the loan account which are payable, but have not been paid within the period stipulated as per the terms of sanction of the Facilities. In other words, any amount due to the Bank under any credit facility is 'overdue if it is not paid on the due date fixed by the Bank.

Relevance of the principle of 'First In First Out' ("FIFO") in appropriation of payments into the borrowal account:

The principle of FIFO accounting method is relevant for arrive at the number of days of overdue for determining the SMA / NPA status. The FIFO principle assumes that the oldest outstanding dues in the loan account needs to be cleared first. The FIFO method thus requires that what is due first must be paid by the Borrower first.

For example, if as on February 01, 2021 there are no overdues in the loan account and an amount of Rs X is due for payment towards principal instalment/interest/charges, any payment being credited on or after February 01, 2021 in the loan account will be used to pay off the dues outstanding on February 01, 2021.

Assuming that nothing is paid /or there is partial payment (Rs Y) of dues during the month of February, the overdue as on March 01, 2021 will be Rs X-Y.

Additionally, an amount of Rs Z becomes due as on March 01, 2021 Now any payment partial/ payment into the account on or after March 01, 2021 will be first utilized to pay off the partial due of February 01, 2021 (Rs X – Rs Y). If there is more recovery than the Rs X - Rs Y then after recovering dues of February 01, 2021, the remaining amount will be treated as recovery towards due of March 01,2021.

Age of Oldest Dues: The age of oldest dues is reckoned in days from the date on which the oldest payment is due and continues to remain unpaid . In the aforesaid illustration, if the Dues relating to February 01, 2021 remain unpaid till March 01, 2021, the age of the oldest dues is reckoned as 29 days on March 02, 2021

Classification as Special Mention Account ("SMA") and Non-Performing Asset ("NPA")

Lending institutions will recognize the incipient stress in loan accounts, immediately on default by classifying them as SMA. The basis of classification of SMA /NPA category shall be as follows:

YATRA ONLINE LIMITED

ICICI Bank Limited Times Tower, Gurugram

Borrower	Bank

Loans in the nature of Term Loans		Loans in the nature of cash credit/overdraft	
SMA Sub-categories	Basis for classification when principal or interest payment or any other amount wholly or partly overdue	SMA Sub-categories	Basis for classification when outstanding balance remains continuously in excess of the sanctioned limit or drawing power whichever is lower for a period of
SMA-0	Upto 30 days	—	
SMA-1	More than 30 days and upto 60 days	SMA-1	More than 30 days and upto 60 days
SMA-2	More than 60 days and upto 90 days	SMA-2	More than 60 days and upto 90 days

Non-performing Asset: Non-Performing Asset is a loan or an advance where:

i. interest and/ or instalment of principal remains overdue for a period of more than 90 days in respect of a term loan,
ii. the account remains 'out of order' (as indicated below), in respect of an Overdraft/Cash Credit ("OD/CC"),
iii. the bill remains overdue for a period of more than 90 days in the case of bills purchased and discounted,
iv. the instalment of principal or interest thereon remains overdue for two crop seasons for short duration crops,
v. the instalment of principal or interest thereon remains overdue for one crop season for long duration crops.

Out of Order Status: An account shall be treated as 'Out of order' if:

i. the outstanding balance in the CC/OD account remains continuously in excess of the sanctioned limit/drawing power for 90 days, or
ii. the outstanding balance in the CC/OD account is less than the sanctioned limit/drawing power but there are no credits continuously for 90 days, or the outstanding balance in the CC/OD account is less than the sanctioned limit/drawing power but credits are not enough to cover the interest debited during the previous 90 days period.

Borrower	Bank

Illustrative movement of an account from SMA category to NPA category based on delay/non-payment of dues and subsequent upgradation to standard category at day end process:

Due date of payment	Payment date	Payment covers	Age of oldest dues, in days	SMA/NPA categorization	SMA since date/SMA class date	NPA categorization	NPA date
01.01.2022	01.01.2022	Entire dues upto 01.01.2022	0	Nil	NA	NA	NA
01.02.2022	01.02.2022	Partly paid dues of 01.02.2022	1	SMA 0	01.02.2022	NA	NA
01.02.2022	01.02.2022	Partly paid dues of 01.02.2022	2	SMA 0	01.02.2022	NA	NA
01.03.2022		Dues of 01.02.2022 not fully paid 01.03.2022 is also due at EOD 01.03.2022	29	SMA 0	01.02.2022	NA	NA
		Dues of 01.02.2022 fully paid , Due for 01.03.2022 not paid at EOD 01.03.2022	1	SMA 0	01.03.2022	NA	NA
		No payment of full dues of 01.02.2022 and 01.03.2022 at EOD 03.03.2022	31	SMA 1	01.02.2022/ 01.03.2022	NA	NA
		Dues of 01.02.2022 fully paid , Due for 01.03.2022 not fully paid at EOD 1.03.2022	1	SMA 0	01.03.2022	NA	NA
01.04.2022		No payment of dues of 01.02.2022 01.03.2022	60	SMA 1	01.02.2022/ 01.03.2022	NA	NA

Borrower	Bank

YATRA ONLINE LIMITED

ICICI Bank Limited

		and amount due on 01.4.2022 at EOD 01.04.2022					
		No payment of dues of 01.02.2022 till 01.04.2022 at EOD 01.04.2022	61	SMA 2	01.02.2022/ 01.04.2022	NA	NA
01.05.2022		No payment of dues of 01.02.2022 till 01.05.22 at EOD	90	SMA 2	01.02.2022/ 01.04.2022	NA	NA
		No payment of dues of 01.02.2022 till 01.05.22 at EOD	91	NPA	NA	NPA	02.05.2022
01.06.2022	01.06.2022	Fully Paid dues of 01.02.2022 at EOD 01.06.2022	93	NPA	NA	NPA	02.05.2022
01.07.2022	01.07.2022	Paid entire dues of 01.03.2022 & 01.04.2022 at EOD 01.07.2022	62	NPA	NA	NPA	02.05.2022
01.08.2022	01.08.2022	Paid entire dues of 01.05.2022 & 01.06.2022 at EOD 01.08.2022	32	NPA	NA	NPA	02.05.2022

YATRA ONLINE LIMITED

ICICI Bank Limited Times Tower, Gurugram

Borrower	Bank

01.09.2022	01.09.2022	Paid entire dues of 01.07.2022 & 01.08.2022 at EOD 01.09.2022	1	NPA	NA	NPA	02.05.2022
01.10.2022	01.10.2022	Paid entire dues of 01.09.2022 & 01.10.2022	0	Standard account with no Overdue	NA	NPA	STD from 01.10.2022

Please note that the aforesaid few examples are illustrative and not exhaustive in nature, covering common scenarios.

Borrower	Bank